Exhibit 10.4

LOAN AGREEMENT

by and among

MESA ORGANICS LTD., MESA ORGANICS II LTD., MESA ORGANICS III LTD.,

MESA ORGANICS IV LTD., SCG HOLDING, LLC, AND PBS HOLDCO LLC, and

the Borrowers from time to time hereto

(as Borrowers)

and

SHWZ ALTMORE, LLC,

(as Lender)

and

GGG PARTNERS LLC,

(as Collateral Agent)

dated as of

February 26, 2021

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EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Joinder Agreement
Exhibit B	Warrant
Exhibit C	Lender Note
Exhibit D	Compliance Certificate

SCHEDULES:

Schedule 5.02	Power; Authorization; Enforceability
Schedule 5.06	No Litigation
Schedule 5.08	Property
Schedule 5.09	Environmental Matters
Schedule 5.10	Insurance
Schedule 5.11	Material Contract
Schedule 5.16	Liens
Schedule 5.19	Equity Interests
Schedule 7.01(d)	Existing Debt
Schedule 7.02(i)	Existing Liens
Schedule 7.04	Investments

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Loan Agreement

THIS LOAN AGREEMENT (this “Agreement”), dated as of February 26, 2021, is entered into by and among Mesa Organics Ltd., a Colorado limited liability company (“Purplebee’s”), Mesa Organics II Ltd., a Colorado limited liability company, Mesa Organics III Ltd., a Colorado limited liability company, Mesa Organics IV Ltd., a Colorado limited liability company, SCG Holding, LLC, a Colorado limited liability company, and PBS HoldCo LLC, a Colorado limited liability company (together with each Person that joins this Agreement as a borrower, each a “Borrower” and collectively, the “Borrowers”), SHWZ Altmore, LLC, a Delaware limited liability company (the “Lender”), and GGG Partners, LLC, a Georgia limited liability company (the “Collateral Agent”).

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, Lender, and Collateral Agent hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.01       Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Consolidated EBITDA” means, for any Reference Period, with respect to the Guarantor on a consolidated basis and without duplication, Consolidated EBITDA less the total amount of (a) Taxes paid in cash for such period, and (b) Maintenance Capital Expenditures for such period, and (c) rent payable under leases of real and personal property (whether a capital lease or any other leases) for such period, and (d) all license fees paid or payable to any Governmental Authority for such period.

“Administrative Borrower” has the meaning set forth in Section 3.02.

“Affiliate” as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Anti-Corruption Laws” means all Legal Requirements concerning or relating to (a) bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which any Borrower does business; and (b) terrorism or money laundering, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959), and the rules, regulations, and guidance issued by any Governmental Authority thereunder, and any law prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), which for the avoidance of doubt in each case shall exclude the Federal Cannabis Laws.

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“Applicable Rate” means a simple rate per annum equal to fifteen percent (15%).

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by Section 7.05) that yields gross proceeds to any Borrower (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal law for the relief of debtors.

“Blocked Person” means any Person that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Legal Requirement.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures” with respect to any Person, means the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, software, or additions to equipment (including replacements, capitalized repairs, and improvements) which are required to be capitalized under GAAP on the balance sheet of such Person.

“Capital Lease Obligations” with respect to any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases under GAAP on the balance sheet of such Person and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” as to any Person, means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or the District of Columbia having capital, surplus, and undivided profits aggregating in excess of $500,000,000, having maturities of not more than one year from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any issuer rated at least A-1 by Standard & Poor’s Ratings Services, and any successor thereto or at least P-1 by Moody’s Investors Service, Inc., and any successor thereto (or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing not more than one year after the date of acquisition by such Person, or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

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“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment, or treaty, (b) any change in any law, rule, regulation, or treaty or in the administration, interpretation, implementation, or application by any Governmental Authority of any law, rule, regulation, or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline, or directive, whether or not having the force of law; provided that, notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, or issued.

“Change of Control” means (a) the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of more than 50% of the aggregate outstanding voting power of the Equity Interests of a Person entitled to vote for members of the board of directors of such Person (or similar governing body) on a fully-diluted basis or economic power of the Equity Interests of such Person; (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of such Person (or similar governing body) (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of such Person was approved by a vote of at least a majority of the directors (or similar) of such Person then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the board of directors of such Person (or similar governing body); or (c) any Borrower shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the percentage of the Equity Interests held by such Borrower in any of its Subsidiaries that is equal to or greater than the percentage of the Equity Interests held by such Borrower in such Subsidiaries on the Closing Date (other than in connection with any Permitted Acquisition, free and clear of all Liens.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 are satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Collateral” has the meaning for such term set forth in the Security Agreement.

“Collateral Access Agreement” has the meaning set forth in Section 4.01(a)(iii).

“Collateral Agent” has the meaning set forth in the preamble, together with any successor appointed in accordance with this Agreement.

“Collateral Agent Advances” has the meaning set forth in 2.09(b).

“Consolidated EBITDA” means, for any Reference Period, with respect to the Guarantor on a consolidated basis and without duplication, Consolidated Net Income for such Reference Period plus, without duplication and only to the extent deducted in calculating Consolidated Net Income for such period, the sum of (a) all interest expense (as expressed in clause (a) of the definition of Consolidated Debt Expense) for such period, (b) the sum of federal, state, local, and foreign income Taxes recognized as an expense in accordance with GAAP during such period, (c) the amount of depreciation and amortization recognized as an expense in accordance with GAAP during such period, (d) any extraordinary, unusual, or non-recurring expenses, losses or charges (including but not limited to non-recurring administrative costs or expenses incurred in obtaining a license and/or opening of any new cultivation, processing or dispensary facility, including lobbying expenses, pre-opening and opening costs and signing, retention and completion bonuses) recognized as an expense in accordance with GAAP during such period, (e) any costs or expenses relating to any acquisitions, whether by a Loan Party or a Loan Party’s Affiliate, including any break-up fees to the extent any such acquisition is not consummated, dispositions including legal, accounting, advisory or other transaction-related fees, signing, retention and completion or success bonuses recognized as an expense in accordance with GAAP during such period, and (f) any costs or expenses relating to non-recurring litigation and regulatory matters including investigations by Governmental Authorities recognized as an expense in accordance with GAAP during such period.

“Consolidated Fixed Charge Coverage Ratio” means, for the applicable Reference Period, the quotient of (a) Adjusted Consolidated EBITDA divided by (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any Reference Period, with respect to the Guarantor on a consolidated basis and without duplication, the sum of (a) rent payable under leases of real and personal property (whether a capital lease or any other leases) for such period, plus (b) all license fees paid or payable to any Governmental Authority for such period, plus (c) Consolidated Debt Expense for such period.

“Consolidated Debt Expense” means, for any Reference Period, with respect to the Guarantor on a consolidated basis and without duplication, the sum of (a) total consolidated interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest, premium payments, debt discount, fees, charges, and related expenses with respect to all outstanding Debt of the Guarantor on a consolidated basis, in each case to the extent recognized as an expense in accordance with GAAP during such period), plus (b) scheduled amortization payments or redemptions on Debt of the Guarantor on a consolidated basis for such period.

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“Consolidated Net Income” means, for any Reference Period, the consolidated net income (or loss) of the Guarantor, determined on a consolidated basis in accordance with GAAP, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

“Contractual Obligation” of any Person, means any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound, other than the Obligations.

“Debt” of any Person at any date, without duplication, means (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables and accrued expenses incurred in the ordinary course of business and (ii) any earn-out, purchase price adjustment, or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights, or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, or similar facilities in respect of obligations of the kind referred to in subsections (a) through (e) of this definition, (g) all Guaranty Obligations of such Person in respect of obligations of the kind referred to in subsections (a) through (f) above, (h) all obligations of the kind referred to in subsections (a) through (g) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) all debt of any partnership, unlimited liability company, or unincorporated joint venture in which such Person is a general partner, member, or a joint venturer, respectively (unless such Debt is expressly made non-recourse to such Person).

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization, or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.

“Default” means any of the events specified in Section 8.01 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 8.01 would, unless cured or waived, become an Event of Default.

“Default Rate” means a rate of simple interest per annum equal to the Applicable Rate plus four percent (4%).

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“Delayed Draw Availability Period” means the period commencing on three (3) Business Days after the Closing Date and ending at 2:00 pm New York City time on the 120-day anniversary of the Closing Date.

“Delayed Draw Closing Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived, which date shall occur during the Delayed Draw Availability Period.

“Delayed Draw Termination Date” means the earliest to occur of (i) 2:00 pm New York City time on the 120-day anniversary of the Closing Date, and (ii) the Delayed Draw Closing Date.

“Deposit Account” has the meaning set forth in the Security Agreement.

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer, or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” means the lawful currency of the United States.

“Eligible Assignee” has the meaning set forth in Section 9.04.

“Employee Plan” at any one time, means any “employee benefit plan” that is covered by ERISA and in respect of which any Loan Party or an ERISA Affiliate is (or, if such plan were terminated at such time, would under §4062 or §4069 of ERISA be deemed to be) an “employer” as defined in §3(5) of ERISA.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of violation or non-compliance, notice of liability or potential liability, investigation, proceeding, consent order, or consent agreement relating in any way to any Environmental Law, any permit issued under any Environmental Law, or any Hazardous Material, or arising from alleged injury or threat to health, safety, or the environment including (a) by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions, or damages and (b) any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation, or injunctive relief.

“Environmental Law” means any and all Federal, state, foreign, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority, or other Requirements of Law (including common law) as now or may at any time hereafter be in effect, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, regulating, relating to, or imposing liability or standards of conduct concerning protection of the environment or, to the extent relating to exposure to substances that are harmful or detrimental to the environment, or human health, or safety.

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“Equity Interests” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with any Borrower within the meaning of §4001 of ERISA or is part of a group that includes any Borrower and that is treated as a single employer under §414 of the Code.

“Event of Default” has the meaning set forth in Section 8.01.

“Excluded Damages” means any special, indirect, consequential, or punitive damages (including, without limitation, any loss of profits or anticipated savings).

“Excluded Taxes” means any of the following Taxes, imposed on or with respect to the Lender (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes and (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction.

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of Marijuana (as defined in 21 U.S.C. § 802(16), as amended), Hemp (as defined by 7 U.S.C. § 1639o(1), as amended), or the plant Cannabis sativa L., including both the Hemp and Marijuana strains of the plant (collectively, “Cannabis”) or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Fee Letters” means (a) the fee letter, dated as of February 26, 2021, between the Administrative Borrower and the Lender, and (b) the fee letter, dated as of February 26, 2021, between the Borrowers and the Collateral Agent.

“Foreign Subsidiary” means any Subsidiary of any Borrower that is not a Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

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“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal, or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government.

“Guarantor” means Medicine Man Technologies, Inc., a Nevada corporation.

“Guaranty” means the Guaranty of the Obligations made by the Guarantor in favor of the Lender, dated as of the date hereof, in form and substance acceptable to the Lender, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Guaranty Obligation” as to any Person, means any obligation, contingent or otherwise, of such Person guaranteeing or having the effect of guaranteeing any Debt of another Person.

“Hazardous Materials” means (a) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls, and radon gas and (b) any other chemicals, materials, or substances designated, classified, or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Period” means that period beginning on the Closing Date and ending on the two-year anniversary of the Closing Date.

“Insolvency” with respect to any Multiemployer Plan, means such Employee Plan is insolvent within the meaning of §4245 of ERISA.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Borrowers in favor of the Collateral Agent for the benefit of the Collateral Agent and the Lender, in form and substance reasonably satisfactory to the Collateral Agent.

“Interest Payment Date” means the first Business Day of each March, June, September, and December occurring to occur while the Loan is outstanding and the Maturity Date of such Loan.

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“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Borrower made a party hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest, or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).

“Legal Requirement” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject; provided that the Federal Cannabis Laws are excluded.

“Lender Note” means a promissory note of the Borrowers payable to the Lender, in substantially the form of Exhibit C hereto, evidencing the aggregate indebtedness of the Borrowers to the Lender resulting from the Loan, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Loan” means each loan made by the Lender to the Borrowers pursuant to Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Security Documents, the Guaranty, the Lender Note, and all other agreements, documents, certificates, and instruments executed and delivered to the Lender by any Loan Party in connection therewith.

“Loan Party” shall mean, individually, each Borrower and Guarantor, and “Loan Parties” shall mean, collectively, Borrowers and Guarantor.

“Maintenance Capital Expenditures” means, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition of fixed or capital assets, software or additions to equipment (including replacements, capitalized repairs and improvements) to maintain the Person’s existing assets that are required to be capitalized under GAAP on the balance sheet of such Person.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole, (b) the validity or enforceability of any Loan Document, (c) the perfection or priority of any material Lien purported to be created by any Loan Document, or (d) the ability of the Loan Parties taken as a whole to perform any of their material obligations under any Loan Document.

“Material Contracts” means with respect to any Person, any contract or agreement to which party involving aggregate consideration payable by or to such Person equal to at least $1,000,000 annually or otherwise material to the business, condition (financial or otherwise), operations, performance, properties, or prospects of such Person.

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“Maturity Date” means the forty-eight (48) month anniversary of the Closing Date.

“Mesa Organics Borrowers” means collectively, Purplebee’s, Mesa Organics II Ltd., a Colorado limited liability company, Mesa Organics III Ltd., a Colorado limited liability company, and Mesa Organics IV Ltd., a Colorado limited liability company.

“Mesa Organics Collateral” means the Collateral pledged by the Mesa Organics Borrowers pursuant to the terms of the Security Agreement.

“Multiemployer Plan” means an Employee Plan which is a multiemployer plan as defined in § 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds actually received from deferred payments of principal pursuant to a note, a receivable, or otherwise), net of attorneys’ fees, accountants’ fees, closing or change of control bonuses, investment banking fees, amounts required to be reserved for indemnification, adjustment of purchase price, or similar obligations pursuant to the agreements governing such Asset Sale, amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Loan Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any readily available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Equity Interests or any incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, and other customary fees and expenses actually incurred in connection therewith.

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, covenants, and indemnities of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Organizational Documents” means with respect to any Borrower its articles of incorporation, certificate of designation, operating agreement, bylaws, or other organizational document.

“Other Taxes” means any and all present or future stamp, court, recording, filing, intangible, documentary, or similar Taxes or any other excise or property Taxes, charges, or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Loan Document (other than Excluded Taxes imposed with respect to an assignment).

“Participant” has the meaning set forth in Section 9.03(c).

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“Participant Register” has the meaning set forth in Section 9.03(c).

“Payment Office” means the office or offices of the Lender that the Lender may from time to time notify to the Collateral Agent and the Administrative Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisitions” means the purchase or acquisition (whether in one or a series of related transactions) by any Person of (a) Equity Interests collectively holding more than 50% of the ordinary voting power of another Person or (b) all or substantially all of the property (other than Equity Interests) of another Person or a division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person; provided that (i) at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result from such acquisition or purchase, (ii) the aggregate amount of the consideration (or, in the case of consideration consisting of assets, the fair market value of the assets) paid by the applicable Loan Parties shall not exceed $2,500,000 on a cumulative basis for all such acquisitions or purchases subsequent to the date hereof, and (iii) not less than three Business Days prior to the consummation of such proposed acquisition, the Administrative Borrower shall deliver to the Lender, a certificate of a Responsible Officer of the Administrative Borrower setting forth in reasonable detail calculations demonstrating compliance with the condition set forth in clause (ii) above.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Postpetition Interest” has the meaning given such term in the Security Agreement.

“Prepayment Fee” means an amount equal to the sum of (a) all accrued and unpaid interest on the principal amount of the Loan plus (b) the sum of all future quarterly payments of interest which would have been due with respect to the principal amount of the Loan being prepaid assuming (i) an interest rate per annum equal to the Applicable Rate (or, if applicable, the Default Rate) and (ii) that the maturity date for the principal amount of the Loan being prepaid was the last day of the Initial Period and not the Maturity Date.

“Pro Forma Balance Sheet” means the unaudited pro forma consolidated balance sheet of the Borrowers dated as of January 31, 2021 and as of the last day of the most recent fiscal quarter ending prior to the Closing Date, adjusted to give effect to the consummation of the SCG Acquisition as if the SCG Acquisition had occurred on the last day of the most recent fiscal quarter ending prior to the Closing Date. The Pro Forma Balance Sheet has been prepared in good faith by the Administrative Borrower (i) based on the assumptions stated therein (which assumptions are believed by the Borrower on the Closing Date to be reasonable at the time delivered), and on the information reasonably available to the Borrowers as of the date of delivery thereof and (ii) presents fairly in all material respects the pro forma consolidated financial position of the Borrowers as of such date, assuming that the SCG Acquisition had occurred on such date.

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“Projections” has the meaning set forth in Section 6.02.

“Purplebee’s Assets” means the assets owned and used by Purplebee’s in connection with the operation of Purplebee’s cannabis extraction business.

“Purplebee’s Disposition” means, (i) the transfer of the Purplebee’s Assets pursuant to the terms of the Purplebee’s Disposition Documentation, (ii) the release of the Mesa Organic Borrowers as Loan Parties, and (iii) the release of the Mesa Organics Collateral as Collateral for the repayment of the Obligations.

“Purplebee’s Disposition Documentation” means the document or documents that evidence the transfer, whether by sale, contribution, or otherwise, of the Purplebee’s Assets by Purplebee’s to Purplebee’s Holdco.

“Purplebee’s Holdco” means an entity to be formed as an Affiliate of the Borrowers for the purpose of acquiring the Purplebee’s Assets upon the closing of the Purplebee’s Disposition.

“Recovery Event” means any settlement of or payment to any Loan Party in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

“Required License” means all Cannabis-related licenses, permits, or registrations required under the applicable Legal Requirements currently in effect necessary for the business of any Borrower.

“Reference Period” means any date of determination (beginning fiscal quarter ending March 31, 2022), the most recently completed four consecutive calendar quarters on or immediately prior to such date.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets necessary, used, or useful in any Borrower’s business.

“Related Parties” with respect to any Person, means such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors, and representatives of it and its Affiliates.

“Reorganization” with respect to any Multiemployer Plan, means that such plan is in reorganization within the meaning of §4241 of ERISA.

“Reportable Event” means any of the events set forth in §4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.

“Responsible Officer” with respect to any Person, means the chief executive officer, president, vice president, treasurer, secretary, chief operating officer, chief financial officer or such other similar officer of such Loan Party.

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“Restricted Payments” has the meaning set forth in Section 7.07.

“SCG Acquisition” means the acquisition of substantially all of the assets of SCG Services.

“SCG Acquisition Documents” means the Asset Purchase Agreement by and between SCG Services and SCG Holding, LLC (as amended, supplemented, or otherwise modified from time to time) relating to the SCG Acquisition, together with all other documents, agreements, certificates and other instruments delivered by any party in connection with the foregoing, together with all exhibits and schedules thereto.

“SCG Services” means SCG Services, LLC, a Colorado limited liability company.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Obligations” has the meaning set forth in the Security Agreement.

“Security Agreement” means the Security Agreement made by the Borrowers in favor of the Collateral Agent for the benefit of the Lender, dated as of the date hereof, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Security Agreement Schedules” means the schedules to the Security Agreement.

“Security Documents” means, collectively, the Security Agreement, and each other security agreement or other instrument or document executed and delivered by any Loan Party to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Single Employer Plan” means any Employee Plan that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Solvent” with respect to any Person as of any date of determination, means that on such date (a) the fair value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its existing debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or reasonably believe that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Star Buds Acquisition Amount” means (a) with respect to SB Arapahoe LLC, $4,190,229.25, (b) with respect to KEW LLC, $2,035,157.07, (c) with respect to SB Louisville LLC, $1,607,957.97, (d) with respect to Starbuds Aurora LLC, $1,035,634.02, and (e) with respect to Citi-Med LLC $1,131,021.39.

“Star Buds Dispensaries” means each of (a) SB Arapahoe LLC, (b) KEW LLC, (c) SB Louisville LLC, (d) Starbuds Aurora LLC, and (e) Citi-Med LLC.

“Subsidiary” means with respect to any Borrower, any corporation, partnership, limited liability company, joint venture, trust or estate, or other Person of or in which (a) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (ii) the interest in the capital or profits of such partnership, limited liability company, or joint venture, (iii) the beneficial interest in such trust or estate, or (iv) the issued and outstanding Equity Interests of any other Person, is in each case at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Borrower; or (b) such Borrower has the ability to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Taxes” means any and all present or future income, stamp, or other taxes, levies, imposts, duties, deductions, charges, fees, or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest, additions to tax, or penalties imposed thereon and with respect thereto.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the state of Delaware from time to time.

Section 1.02       Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)               The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument, or other document shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof,” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

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(b)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)               Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (and in the case of any asserted contingent Obligations, providing cash collateral or other collateral as may be requested by the Lender) of all of the Obligations other than unasserted contingent indemnification Obligations.

(d)               All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, and applied on a consistent basis in a manner consistent with that used in preparing any audited financial statements of the Borrowers, except as otherwise specifically prescribed herein.

(e)               For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II
THE LOANS

Section 2.01       The Loans.

(a)               Subject to the terms and conditions of this Agreement, the Lender agrees to make a term loan to the Borrowers on the Closing Date in an aggregate amount of Ten Million Dollars ($10,000,000) (the “Closing Date Term Loan”) in immediately available funds by wire transfer.

(b)               Subject to the terms and conditions of this Agreement, at any time during the Delayed Availability Period, the Lender agrees to make a term loan to the Borrowers on the Delayed Draw Closing Date in an aggregate amount of Five Million Dollars ($5,000,000) (the “Delayed Draw Term Loan”) in immediately available funds by wire transfer. Unless the Lender agrees to extend the Delayed Draw Closing Date, the Lender’s obligation to make the Delayed Draw Term Loan shall automatically and permanently expire on the Delayed Draw Termination Date.

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(c)               Amounts borrowed under this Section 2.01 may not be reborrowed.

Section 2.02       Making the Loans.

(a)               Lender shall disburse the proceeds of the Closing Date Term Loan to a Deposit Account specified by the Administrative Borrower in writing prior to the Closing Date.

(b)               Lender shall disburse the proceeds of the Delayed Draw Term Loan to a Deposit Account specified by the Administrative Borrower in writing prior to the Delayed Draw Closing Date.

Section 2.03       Repayment of the Loan.

(a)               Interest Payments. Accrued interest on the Loan at the Applicable Rate shall be paid by Borrowers quarterly, in arrears, on each Interest Payment Date, commencing on the first Business Day of the first full month following the calendar quarter in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise).

(b)               Principal Payments. Commencing with the ninth (9th) Interest Payment Date, the Borrowers shall repay the aggregate outstanding principal amount of the Loan in consecutive quarterly installments on each Interest Payment Date (including, for the avoidance of doubt, the ninth (9th) Interest Payment Date) in an amount equal to five percent (5%) of the original principal amount of the Loans made on the Closing Date, plus all Loans made on the Delayed Draw Closing Date.

(c)               Maturity Date. If not sooner paid, the outstanding principal of the Loan shall be due and payable on the Maturity Date or, if earlier, on the date on which the Loan and other Obligations are declared due and payable pursuant to the terms of this Agreement.

(d)               Borrowers’ Account.

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(i)                 Lender shall maintain, in accordance with its customary procedures, a loan account (the “Borrowers’ Account”) in the name of the Borrowers in which shall be recorded the date and amount of each Loan made by the Lender and the date and amount of each payment in respect thereof; provided, however, that, the failure by the Lender to record the date or amount of any Loan or any other item shall not adversely affect the Lender under this Agreement or any Loan Document or diminish any obligation of any Loan Party under this Agreement or any Loan Document. Each month, the Lender shall send to the Administrative Borrower a statement showing the accounting for the Loans made, payments made or credited in respect thereof, and certain other transactions between the Lender and Borrowers, during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lender and Borrowers unless the Lender receives a written statement of the Administrative Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Administrative Borrower. The records of the Lender with respect to each Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Loans and other charges thereto and of payments applicable thereto.

(ii)              In consideration of Lender’s consideration to conditionally credit Borrowers’ Account as of the Business Day on which the Lender receives those items of payment, Borrowers agree that, in computing the charges under the Loan Documents, all items of payment shall be deemed applied by the Lender on account of the applicable Obligations on the date of confirmation to the Lender, that such items of payment have been collected in good funds and finally credited to the Lender’s account; provided however, that the Lender is not required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to the Lender and the Lender may charge Borrowers’ Account for the amount of any item of payment which is returned to the Lender unpaid.

(iii)            All payments (including prepayments) of principal, interest and other amounts payable under this Agreement and any other Loan Document shall be made to the Lender at the Payment Office not later than 2:00 p.m. (New York City time) on the due date therefor (or, if such due date is not a Business Day, on the next Business Day) in lawful money of the United States of America in funds immediately available to the Lender. Any payment received by the Lender subsequent to 2:00 p.m. (New York City time) on any Business Day (regardless of whether such payment is due on such Business Day) shall be deemed received by the Lender, and shall be applied to the applicable Obligations intended to be paid thereby, on the next Business Day. The Lender shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account.

(iv)             The Borrowers shall pay principal, interest, and all other amounts payable under this Agreement and each other Loan Document without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

Section 2.04       Evidence of Debt. Upon the request of the Lender, the Borrowers shall execute and deliver to the Lender a Lender Note, which shall evidence the Loan made by it pursuant to the terms hereof. The Lender may attach schedules to its Lender Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto. Upon receipt of an affidavit of the Lender as to the loss, theft, destruction or mutilation of such Lender Note and upon cancellation of such Lender Note, the Borrowers will issue, in lieu thereof, a replacement Lender Note in favor of the Lender, in the same principal amount thereof and otherwise of like tenor.

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Section 2.05       Optional Prepayments.

(a)               During the Initial Period, the Loan may not be prepaid, in whole or in part, without also paying the Prepayment Fee. Upon any prepayment of the Loan during the Initial Period, whether due to acceleration or otherwise, the Borrowers shall pay a prepayment premium in an amount equal to the Prepayment Fee. Any payment of Prepayment Fee shall be deemed liquidated damages and not a penalty.

(b)               Following the Initial Period, the Borrowers may, at any time and from time to time, upon two (2) Business Days prior written notice from the Administrative Borrower to the Lender (or such shorter time as may be mutually agreed by the Lender and the Administrative Borrower) delivered not later than 1:00 p.m. (New York City time), prepay the principal of the Loan, in whole or in part, without penalty.

Section 2.06       Mandatory Prepayments.

(a)               If (i) any Debt shall be incurred by any Borrower (excluding any Debt permitted to be incurred pursuant to Section 7.01(a) through Section 7.01(m)) or (ii) any Equity Interests shall be issued by any Borrower, then, in each case, no later than five Business Days after such Borrower receives the Net Cash Proceeds therefrom, the Loans shall be prepaid by an amount equal to 100% of the amount of the Net Cash Proceeds from such incurrence or issuance as set forth in Section 2.07.

(b)               If on any date any Borrower shall receive Net Cash Proceeds from any Asset Sale or Recovery Event in an amount for any such sale or event in excess of $500,000, then, unless a Reinvestment Notice shall be delivered in respect thereof, within five Business Days of the date of receipt by such Borrower of such Net Cash Proceeds, the Loans shall be prepaid as set forth in Section 2.07; provided that, notwithstanding the foregoing, so long as no Default shall have occurred and be continuing, such Borrower may reinvest all or any portion of such Net Cash Proceeds in assets used or useful in any Borrower’s business so long as (i) within 90 days following receipt of such Net Cash Proceeds, a definitive agreement for the purchase of such assets shall have been entered into (as certified by such Borrower in writing to the Lender), and (ii) within 270 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by such Borrower in writing to the Lender); provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in Section 2.07.

(c)               In connection with any prepayment made pursuant to this Section 2.06 during the Initial Period, the Borrowers shall also pay a prepayment premium in an amount equal to the Prepayment Fee.

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Section 2.07       Application of Payments.

(a)               Amounts to be applied in connection with payments of the Loan made other than prepayments under Section 2.06 shall be shall be applied first to accrued interest and next to the installments of the Loan in inverse order of maturity.

(b)               Each prepayment of a Loan pursuant to Section 2.06 shall be applied first to accrued interest and next to the installments of the Loan in inverse order of maturity.

Section 2.08       Interest.

(a)               Applicable Rate. Subject to the provisions of Section 2.08(b), each Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Rate.

(b)               Default Rate. Upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, the Loan, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Default Rate.

Section 2.09       Certain Other Fees and Payments.

(a)               Fee Letters. The Borrowers shall pay to the Lender and the Collateral Agent the fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)               Collateral Agent Advances. The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loan and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 9.03. The Collateral Agent Advances shall be secured by the Collateral and shall bear interest at a rate per annum equal to the Applicable Rate. The Collateral Agent Advances shall constitute Obligations hereunder which shall be charged to the Borrowers’ Account in accordance with Section 2.03(d).

(c)               Audit and Collateral Monitoring Fees. The Borrowers acknowledge that pursuant to the Loan Documents, representatives of the Collateral Agent may visit the Borrowers and/or conduct inspections, audits, physical counts, valuations, appraisals, and/or examinations of any or all of the Borrowers at any time and from time with prior notice during normal business hours. The Borrowers agree to pay, up to a maximum of $3,000 per year, the cost of all visits, inspections, audits, physical counts, valuations, appraisals, and/or examinations conducted by a third party on behalf of the Agents; provided, that so long as no Event of Default shall have occurred and be continuing, the Borrowers shall not be obligated to reimburse the Collateral Agent for more than one (1) appraisal and examination during any calendar year.

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Section 2.10       Computation of Interest and Fees.

(a)               All computations of interest for the Loan and fees shall be made on the basis of a 360-day year for the actual number of days, including the first day but excluding the last day, elapsed.

(b)               Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. Each Borrower confirms that it fully understands and is able to calculate the rate of interest applicable to the Loan based on the methodology for calculating per annum rates provided for in this Agreement.

Section 2.11       Taxes.

(a)               Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Legal Requirements. If any Loan Party is required by applicable Legal Requirements to deduct or withhold any Taxes from such payments, then:

(i)                 if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section), the Lender receives an amount equal to the amount it would have received had no such deduction or withholding been made; and

(ii)              the Loan Parties shall make such deductions or withholdings and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b)               Without limiting the provisions of Section 2.11(a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c)               Within fifteen days after receipt by the Administrative Borrower of a duly-executed certificate from the Lender as to the amount of Indemnified Taxes that Lender is seeking reimbursement for, the Loan Parties shall reimburse Lender for such amount of Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section) paid or payable by the Lender, on or with respect to an amount payable by any Loan Party under or in respect of this Agreement or under any other Loan Document, together with any expenses arising in connection therewith and with respect thereto.

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(d)               As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.11, such Loan Party shall deliver to the Lender the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the relevant return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)               If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund (or the amount of any credit in lieu of refund) to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Loan Party under this Section with respect to the Taxes giving rise to such refund or credit in lieu of refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu of refund); provided that, the applicable Loan Party, upon the request of the Lender, agrees to repay the amount paid over to the applicable Loan Party (plus any interest, penalties, or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund or credit in lieu of refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Lender be required to pay any amount to the applicable Loan Party pursuant to this subsection if the payment of such amount would place the Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this paragraph (e) shall be construed to require the Lender to make available its tax returns or any other information relating to its taxes that it deems confidential to any Borrower or any other Person.

(f)                The obligations of the Borrowers under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable under the Loan Documents.

Section 2.12       Changes in Law; Impracticability or Illegality.

(a)               The Applicable Rate may be adjusted by the Lender with respect to the Lender on a prospective basis to take into account any material additional or increased costs to the Lender due to any Change in Law occurring subsequent to the Closing Date, including changes in Tax laws (except changes of general applicability in corporate income Tax laws). In any such event, the Lender shall give the Administrative Borrower and the Collateral Agent advance prior written notice of such a determination and adjustment. Upon its receipt of such notice from the Lender, the Administrative Borrower may, by notice to the Lender (i) require the Lender to furnish to the Administrative Borrower a statement setting forth the basis for adjusting such Applicable Rate and the method for determining the amount of such adjustment, or (ii) repay the Loan with respect to which such adjustment is made (together with any amounts due under Section 2.05).

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(b)               In the event that any change in market conditions or any Change in Law, shall at any time after the date hereof, in the reasonable opinion of the Lender, make it unlawful or impractical for the Lender to maintain the Loan or to continue such maintaining, or to determine or charge interest rates at the Applicable Rate, the Lender shall give notice of such changed circumstances to the Administrative Borrower and the Collateral Agent.

(c)               The obligations of the Borrowers under this Section 2.12 shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable under the Loan Documents.

Section 2.13       Joint and Several Liability.

(a)               All Borrowers shall be liable, on a joint and several basis, for all Obligations, including, without limitation, all amounts due to the Collateral Agent and Lenders under this Agreement and the other Loan Documents, regardless of which Borrower actually receives any proceeds of the Obligations or the manner in which the Collateral Agent and Lenders account for such Obligations on its books and records or for any other reason. The Obligations with respect to the Loan made to the Borrowers, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of all Borrowers.

(b)               The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to the Loan or other Obligations shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) any incapacity or lack of power, authority or legal personality of any other Borrower or other Person, (iii) the absence of any attempt to collect the Obligations from the other Borrowers or any other security therefor, or the absence of any other action to enforce or failure to realize the full value of the same, (iv) any amendment (however fundamental) replacement variation, assignment termination and/or the waiver, consent, extension, forbearance or granting of any indulgence by the Collateral Agent or Lenders with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to the Collateral Agent or Lenders, (v) the failure by the Collateral Agent, Lenders or any other Person to take any steps to perfect and maintain its Lien in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers, (vi) the election of the Collateral Agent, Lenders or any other Person in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vii) the disallowance of all or any portion of the claim(s) of the Collateral Agent, Lenders or any other Person for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, (viii) any insolvency, liquidation, administration or similar procedure or corporate action in respect of any other Borrower and/or any legal proceedings or procedures by any of the other Borrowers’ creditors or (ix) any other circumstances which might constitute a legal or equitable discharge or defense of the other Borrowers.

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(c)               With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loan proceeds or other Obligations, each Borrower waives, until all of the Obligations have been paid in full, any right to enforce any right of subrogation or any remedy which the Collateral Agent, Lenders or any other Person now has or may hereafter have against Borrowers, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Collateral Agent, Lenders or any other Person.

(d)               Upon any Event of Default and for so long as the same is continuing, the Collateral Agent and Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that none of the Collateral Agent, Lenders or any other Person shall be under any obligation to marshal any assets in favor of Borrowers or any other Person or against or in payment of any or all of the Obligations.

(e)               Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement.

Section 2.14       Star Buds Acquisitions.

(a)               If the Loan Parties have not closed the acquisition of one or more of the Star Buds dispensaries on or before April 30, 2021, the Lender shall have the option (but not the obligation) to issue a mandatory repayment notice (the “Star Buds Repayment Notice”) to the Administrative Borrower. If the Lender does not deliver a Star Buds Repayment Notice to the Administrative Borrower on or before June 30, 2021, the Lender’s option under this Section 2.14(a) shall expire unexercised.

(b)               No later than five Business Days after the Administrative Borrower receives a timely delivered Star Buds Repayment Notice from the Lender, the Borrowers shall repay the Loans by an amount equal to the sum of (i) the aggregate sum of the Star Buds Acquisition Amounts for those Star Buds dispensaries not acquired by the Loan Parties (such aggregate sum, the “SB Principal Repayment”), plus (ii) the SB Principal Repayment multiplied by four percent (4.0%).

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ARTICLE III
ADMINISTRATIVE BORROWER; COLLATERAL AGENT

Section 3.01       Administrative Borrower.

(a)               Each Borrower hereby irrevocably appoints Purplebee’s, as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Lender and Collateral Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Administrative Borrower hereby accepts the appointment by each Loan Party to act as the agent of Borrowers pursuant to this Section 3.01. Administrative Borrower shall ensure that the disbursement of any Loan proceeds to each Borrower requested by or paid to or for the account of Borrowers hereunder, shall be paid to or issued for the account of such Borrower.

(b)               Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive Loan proceeds pursuant to this Agreement and the other Loan Documents from the Lender in the name or on behalf of such Borrower. The Lender may disburse the Loan proceeds to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower, in each case as Administrative Borrower may designate or direct, without notice to any other Borrower or Loan Party. Notwithstanding anything to the contrary contained herein, the Collateral Agent may at any time and from time to time require that amounts be disbursed directly to an operating account of a Borrower or to any other Person.

(c)               Each Loan Party hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from the Lender and Collateral Agent with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by Administrative Borrower shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

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Section 3.02       Collateral Agent Matters.

(a)               Appointment. Borrowers and Lender hereby irrevocably appoint the Collateral Agent to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, Lender, and the Collateral Agent hereby agree that the Lender shall not have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Security Document, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lender in accordance with the terms thereof.

(b)               Collateral and Guaranty.

(i)                 The Borrowers and the Lender irrevocably authorize the Collateral Agent at its option and in its discretion: (A) to release any Lien on any property granted to or held by the Collateral Agent (on behalf of the Lender) under any Loan Document (1) upon payment in full of all Obligations (other than contingent indemnification obligations), (2) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (3) if approved, authorized or ratified in writing by the Lender; (B) to subordinate any Lien on any property granted to or held by the or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by the Loan Documents; and (C) to release a Borrower or the Guarantor from its obligations under this Agreement (and each other applicable Loan Document including the Guaranty) if such Person ceases to be a Loan Party as a result of a transaction permitted hereunder.

(ii)              Upon request by the Collateral Agent at any time, the Lender shall confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and each other applicable Loan Document pursuant to this Section 3.02. In each case as specified in this Section 3.02, the Collateral Agent shall, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such items of Collateral from the Lien granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty and each other applicable Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 3.02.

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(c)               Reliance. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to exercising rights with respect to the Collateral, the Collateral Agent may presume that such condition has been satisfied upon the Collateral Agents written notice from the Lender of such satisfaction. The Collateral Agent may consult with legal counsel (who may be counsel for the Lender), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(d)               Exculpation.

(i)                 The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, which shall be ministerial and administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent: (A) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (B) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Collateral Agent is required to exercise as directed in writing by the Lender; provided that, the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any Debtor Relief Law applicable to any Borrower; and (C) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Collateral Agent or any of its Affiliates in any capacity.

(ii)              The Collateral Agent shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Lender, or (B) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(iii)            The Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Collateral Agent in writing by a Loan Parties or the Lender. In the event that the Collateral Agent obtains such actual knowledge or receives such notice, the Collateral Agent shall give prompt notice thereof to the Lender. Upon the occurrence of a Default or Event of Default, the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lender. Unless and until the Collateral Agent shall have received such direction, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Lender. In no event shall the Collateral Agent be required to comply with any such directions to the extent that the Collateral Agent believes that its compliance with such directions would be unlawful.

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(iv)             The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, or (E) the value or the sufficiency of any Collateral, (F) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

(v)               The Collateral Agent shall not be responsible or liable for or have any duty to ascertain, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Collateral Agent shall have no (A) obligation to ascertain, monitor or inquire whether the Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (B) liability with respect to or arising out of any assignment or participation of Loans, or disclosure of Information, to any Disqualified Institution.

(vi)             The Collateral Agent shall have no obligation whatsoever to the Lender to assure that the Collateral exists or is owned by the Borrowers or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in any Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion.

(e)               Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

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(i)                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(ii)              to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

(f)                Indemnification. To the extent that the Collateral Agent or any Related Party of the foregoing is not reimbursed and indemnified by any Borrower, and whether or not the Collateral Agent has made demand on the Administrative Borrower for the same, the Lender will, within five (5) days of written demand by the Collateral Agent, reimburse the Collateral Agent and such Related Parties for and indemnify the Collateral Agent and such Related Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to the Collateral Agent and such Related Parties), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Collateral Agent and the Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Collateral Agent and such Related Parties under this Agreement or any of the other Loan Documents; provided, however, that the Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from the Collateral Agent’s or such Related Party’s gross negligence or willful misconduct. The Collateral Agent shall not be obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it. The obligations of the Lender under this Section 3.02(f) shall survive the payment in full of the Loan and the termination of this Agreement.

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(g)               Resignation and Removal.

(i)                 The Collateral Agent may at any time give written notice of its resignation to the Lender and the Administrative Borrower. Upon receipt of any such notice of resignation, the Lender shall have the right to appoint a successor Collateral Agent selected by the Lender in its sole discretion. If no such successor shall have been so appointed by the Lender and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, or by such earlier date as agreed by the Lender (the “Agent Resignation Date”), then the retiring Collateral Agent may, but shall not be obligated to, on behalf of the Lender, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that no successor Collateral Agent shall be an Affiliate of the Lender or a Disqualified Institution. Regardless of whether a qualifying Person has accepted such appointment, such resignation shall nonetheless become effective in accordance with such notice on the Agent Resignation Date.

(ii)              The Collateral Agent may be removed as Collateral Agent at any time, with or without cause, by the Lender upon thirty (30) days’ prior written notice to the Collateral Agent (the “Agent Removal Date”). Upon any such removal, the Lender shall have the right to appoint a successor Collateral Agent selected by the Lender in its sole discretion. If no such successor shall have been so appointed by the Lender and shall have accepted such appointment on the Agent Removal Date, such removal shall nonetheless become effective in accordance with such notice on the Agent Removal Date.

(iii)            With effect from the Agent Resignation Date or the Agent Removal Date, as applicable (i) the retiring or removed Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lender under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) except for any indemnity payments owing to the retiring or removed Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by the Lender directly, until such time, if any, as the Lender appoints a successor Collateral Agent as provided for above in this Section 3.02(g). Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Collateral Agent (except with respect to indemnity payments owed to the retiring or removed Collateral Agent), and the retiring or removed Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 3.02(g) and 3.02(f) and 10.03 shall continue in effect for the benefit of such retiring or removed Collateral Agent and its respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Collateral Agent was acting as Collateral Agent hereunder.

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ARTICLE IV
CONDITIONS PRECEDENT

Section 4.01       Conditions Precedent to the Closing Date Term Loan. The obligation of the Lender to make the Closing Date Term Loan requested to be made by it hereunder is subject to the satisfaction or the waiver by the Lender of the following conditions precedent:

(a)               The Lender shall have received, in form and substance reasonably satisfactory to the Lender, as applicable:

(i)                 this Agreement, duly executed and delivered by an authorized officer of each of the Borrowers;

(ii)              the Security Agreement, Intercompany Subordination Agreement, Guaranty, and other Loan Documents, in each case executed and delivered by the Loan Parties party thereto;

(iii)            [Reserved];

(iv)             a flow of funds showing the funding of the Closing Date Term Loan together with all deductions therefrom, approved by the Administrative Borrower;

(v)               results of a recent lien search in each of the jurisdictions where the Loan Parties are organized and the assets of the Loan Parties are located, and such searches confirm the priority of the Liens in favor of the Lender and reveal no liens on any of the assets of the Loan Parties, except for liens permitted under this Agreement or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lender;

(vi)             satisfactory evidence that each document (including any Uniform Commercial Code financing statement and appropriate filings with the United States Patent and Trademark Office or United States Copyright Office) required by the Loan Documents or any Legal Requirement or reasonably requested by the Lender to be filed, registered, or recorded in order to create in favor of the Lender a perfected first priority Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted under this Agreement), shall be in proper form for filing, registration, and recording and provided to the Lender for filing in each jurisdiction;

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(vii)          [Reserved];

(viii)        a customary FinCEN beneficial ownership certification in relation to each Borrower; and

(ix)             all fees required to be paid pursuant to the Fee Letter, and all reasonable expenses for which invoices have been presented (including the fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Administrative Borrower to the Lender on or before the Closing Date.

(b)               The Lender shall have received a warrant, substantially in the form attached hereto as Exhibit B, duly executed and delivered by an authorized officer of the Guarantor;

(c)               There shall have occurred no Material Adverse Effect (other than as a result of any change arising in connection with global health conditions (including the presence or spread of the virus SARS-Co-V-2 or the disease COVID-19 caused by such virus (as each of the virus and disease have been identified by the World Health Organization or any future strains or variations or mutations thereof))) since December 31, 2020;

(d)               The Lender shall have received, in form and substance reasonably satisfactory to it, a certificate of each Loan Party, certified by a secretary of such Loan Party, dated the Closing Date, including:

(i)                 a certificate of formation, organization, or incorporation, as applicable, of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party;

(ii)              by-laws, operating agreements, and other governing documents, as applicable, for each Loan Party as in effect on the date on which the resolutions referred to below were adopted;

(iii)            resolutions of the governing body of each Loan Party approving the transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate, partnership, or limited liability company action;

(iv)             a certification that the names, titles, and signatures of the officers of each Loan Party authorized to sign each Loan Document to which it is or is to be a party and other documents to be delivered hereunder and thereunder are true and correct; and

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(v)               a good standing certificate for each Loan Party (A) from its jurisdiction of organization, and (B) from each state where it is qualified to do business;

(e)               [Reserved];

(f)                The Lender shall have received evidence of insurance coverage in form, scope, and substance satisfactory to the Lender and otherwise in compliance with the terms of Section 5.10 and Section 6.06 of this Agreement;

(g)               The Lender shall have received copies of the financial statements referenced in Section 5.04; and

(h)               The Lender shall have completed its business, legal and collateral due diligence with respect to each Borrower and the results thereof shall be acceptable to the Lender, in its reasonable discretion.

Section 4.02       Conditions Precedent to the Delayed Draw Term Loan. The obligation of the Lender to make the Delayed Draw Term Loan, is subject to the satisfaction or the waiver by the Lender of the following conditions precedent prior to the Delayed Draw Termination Date:

(a)               Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, as to any representation and warranty that is qualified by materiality or Material Adverse Effect, in all respects) on and as of the date such Loan is made as if made on and as of such date;

(b)               No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date;

(c)               The SCG Acquisition shall have been consummated, and the Lender shall have received true, complete copies of the SCG Acquisition Documents.;

(d)               The Lender shall have received a certificate of a Responsible Officer of the Administrative Borrower that each of the conditions set forth in Sections 4.02(a), (b) and (c) have been satisfied;

(e)               The Lender shall have received:

(i)                 the Pro Forma Balance Sheet; and

(ii)              the legal opinion of counsel to the Borrowers covering such matters incident to the addition of those entities acquired in the SCG Acquisition to this Agreement and the other Loan Documents as the Lender may reasonably require;

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(f)                All governmental and third party approvals necessary in connection with the SCG Acquisition, the continuing operations of the Loan Parties and their Subsidiaries, and the transaction contemplated thereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on the SCG Acquisition or the financing contemplated hereby; and

(g)               The entities acquired in the SCG Acquisition shall have executed, as applicable, and delivered to the Lender those documents and other deliverables required of the Borrowers at the Closing Date pursuant to Section 4.01(a) and Section 4.01(d).

Section 4.03       Conditions Subsequent to Effectiveness. As an accommodation to the Borrowers, the Lender has agreed to execute this Agreement and to make the Closing Date Term Loan on the Closing Date notwithstanding the failure by the Borrowers to satisfy the conditions set forth below on or before the Closing Date. In consideration of such accommodation, the Borrowers agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 4.01, the Borrowers shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Borrowers to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Lender hereby waives such breach for the period from the Closing Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 4.03):

(a)               Within 30 days after the Closing Date, a Deposit Account Control Agreement with respect to each Deposit Account (as defined in the Security Agreement) of a Borrower in a form and substance acceptable to the Collateral Agent, duly executed by the entity holding the relevant Deposit Account;

(b)               Within 30 days after the Closing Date, a Collateral Access Agreement with respect to all leases of real property under which any Borrower is the lessee, executed by the applicable landlord and Borrower lessee, in a form and substance reasonably acceptable to Lender, duly executed by the entity leasing the applicable property (“Collateral Access Agreement”);

(c)               Within 30 days after the Closing Date, the Lender shall have received the legal opinion of counsel to the Borrowers covering such matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require;

(d)               No later than March 15, 2021, the Lender shall have received the unaudited consolidated balance sheets of the Guarantor and its Subsidiaries, dated as of January 31, 2021, and the related unaudited consolidated statements of income and of cash flows for the 1-month period ended on such date; and

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(e)               No later than March 30, 2021, the Lender shall have received the unaudited consolidated balance sheets of the Guarantor and its Subsidiaries, dated as of December 31, 2020, and the related unaudited consolidated statements of income and of cash flows for the 12-month period ended on such date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans hereunder, the Borrowers hereby represent and warrant to the Lender that:

Section 5.01       Existence; Compliance With Laws. Each Loan Party (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires such qualification except to the extent that the failure to qualify in such jurisdiction would not reasonably be expected to have a Material Adverse Effect, and (c) is in compliance with all applicable Legal Requirements.

Section 5.02       Power; Authorization; Enforceability.

(a)               Each Loan Party has the power and authority, and the legal right, to own or lease and operate its property, and to carry on its business as now conducted, and to execute, deliver, and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain Loans hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery, and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the borrowing of Loans on the terms and conditions contained herein. Other than (i) the consents, authorizations, filings, and notices described in Schedule 5.02, which consents, authorizations, filings, and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.01(a)(vi), no other consents or authorizations of, filings with, notices to, or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity, or enforceability of this Agreement or any of the Loan Documents Each Loan Document has been duly executed and delivered by each Loan Party thereto.

(b)               This Agreement constitutes, and each other Loan Document when delivered hereunder will constitute, a legal, valid, and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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Section 5.03       No Contravention. The execution, delivery, and performance of this Agreement and the other Loan Documents, the borrowing of Loans hereunder, and the use of the proceeds thereof will not violate any applicable Legal Requirement, any Organizational Document or any Material Contract of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or assets pursuant to any applicable Legal Requirement, any Organizational Document or any such Material Contract (other than the Liens created by the Loan Documents). No Legal Requirement or Contractual Obligation applicable to any Loan Party could reasonably be expected to have a Material Adverse Effect.

Section 5.04       Financial Statements. The audited consolidated balance sheets of Guarantor and its Subsidiaries, dated as of December 31, 2019, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, accompanied by an unqualified opinion from independent public accountants, present fairly in all material respects the consolidated financial condition of the Borrowers as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended, in accordance with GAAP.

Section 5.05       No Material Adverse Effect. Since January 1, 2018, no development or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect (other than as a result of any change arising in connection with global health conditions (including the presence or spread of the virus SARS-Co-V-2 or the disease COVID-19 caused by such virus (as each of the virus and disease have been identified by the World Health Organization or any future strains or variations or mutations thereof))) with respect to any Borrower.

Section 5.06       No Litigation. No action, suit, litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Loan Party or against any of its property or assets (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that would reasonably be expected to have a Material Adverse Effect, other than that set forth on Schedule 5.06 (the “Disclosed Litigation”), and there has been no adverse change in the status, or financial effect on any Borrower or any other Loan Party, of the Disclosed Litigation from that described on Schedule 5.06..

Section 5.07       No Default. No Default or Event of Default has occurred and is continuing and no default has occurred and is continuing under or with respect to any Contractual Obligation of any Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 5.08       Real Property Leases.

(a)               Each Loan Party has a valid leasehold interest in the leased property set forth on Schedule 5.08.

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(b)               Schedule 5.08 sets forth a complete and accurate list as of the date hereof of all leases, subleases or licenses of or other agreement granting a possessory interest in real property to which any Borrower is a party as lessor, lessee, sublessor, sublessee, licensor or licensee of real property, showing as of the date hereof, the street address, state, lessor, lessee, and expiration date.

(c)               No Borrower is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any of the real property leased by the Borrower set forth on Schedule 5.08. The use and operation of the of the real property leased by each Borrower that is the tenant under such lease, sublease or license of or other agreement granting a possessory interest in real property to which any Borrower is a party as lessor, lessee, sublessor, sublessee, licensor or licensee in the conduct of such Borrower’s business does not violate any covenant, condition, restriction, easement, Legal Requirement, permit, license, authorization, approval, entitlement, accreditation, or Contractual Obligation.

(d)               No Borrower owns any real property.

Section 5.09       Environmental Matters. Except as set forth on Schedule 5.09:

(a)               none of the facilities or properties currently or formerly owned, leased, or operated by a Borrower contain or previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably result in liability under, any Environmental Law;

(b)               no Borrower has received any notice of actual or alleged violation, non-compliance, or liability regarding compliance with Environmental Laws or other environmental matters or with respect to any of the facilities or properties currently or formerly owned, leased, or operated by any Borrower or the business operated by any Borrower, nor is there any reason to believe that any such notice will be received or is being threatened;

(c)               the facilities or properties currently or formerly owned, leased, or operated by any Borrower and all operations by a Borrower at such properties are and formerly have been in compliance with all applicable Environmental Laws, and there is no contamination at, under, or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Loan Party.

Section 5.10       Insurance. The properties of the Borrowers are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Borrowers as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

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Section 5.11       Material Contracts. Schedule 5.11 sets forth all Material Contracts to which a Borrower is a party or is bound as of the Closing Date. The Administrative Borrower has delivered true, correct, and complete copies of such Material Contracts to the Lender on or before the Closing Date. Each Material Contract is in full force and effect and is binding upon and enforceable against each Borrower that is a party thereto and, to the actual knowledge after due inquiry of such Loan Party, all other parties to such Material Contracts, in accordance with its terms. The Borrowers are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

Section 5.12       Related Party Transactions. No Borrower nor any of its Subsidiaries have directly or indirectly, purchased, acquired or leased any property from, or sold, transferred or leased any property to, or made any payment to, entered into any Contract or transaction with, or otherwise dealt with, any Related Parties of any Borrower except for (a) compensation, customary indemnification and benefits of employees, officers and managers; and (b) transactions in the ordinary course of business, in any case on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than a Related Party of a Borrower.

Section 5.13       Permits. Each Borrower has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Borrower lawfully to own, lease, manage or operate, its business as currently managed or operated, by such Borrower, including but not limited to all Required Licenses. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization, approval, entitlement or accreditation necessary to the operation of the business of any Borrower, including but not limited to all Required Licenses, and there is no claim that any thereof is not in full force and effect.

Section 5.14       Taxes.

(a)               Each Borrower has filed timely all Federal, state, and other tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other taxes, fees, or other charges imposed on it or any of its property by any Governmental Authority. No tax Lien has been filed, and, to the actual knowledge after due inquiry of any Borrower, no claim is being asserted, with respect to any such tax, fee, or other charge. No Loan Party is a party to any tax sharing agreement.

(b)               All Taxes imposed upon any Loan Party or any property of any Loan Party which have become due and payable on or prior to the date hereof have been paid, except Taxes not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, that are being contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP. The total amount, as of the date hereof, of all unpaid adjustments to the state, local, and foreign tax liability of all Loan Parties proposed by all state, local, and foreign taxing authorities, together with applicable interest and penalties, does not exceed $200,000.

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(c)               Other than the non-deductibility of certain expenses pursuant to Section 280E of the Code, no issues have been raised by the Internal Revenue Service or by any state, local, or foreign taxing authorities that, in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.15       ERISA. Each Employee Plan is in compliance with ERISA, the Code and any Legal Requirement; neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of §412 or §430 of the Code or §302 of ERISA) has occurred (or is likely to occur) with respect to any Employee Plan. No Single Employer Plan has terminated, and no Lien has been incurred in favor of the PBGC or an Employee Plan. Based on the assumptions used to fund each Single Employer Plan, the present value of all accrued benefits under each such Employee Plan did not materially exceed the value of the assets of such Employee Plan allocable to such accrued benefit as of the last annual valuation date prior to the date on which this representation is made. Neither any Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability that could reasonably be expected to result in a material liability under ERISA, in connection with any Employee Plan. There are no claims (other than routine claims for benefits) or lawsuits involving employees or independent contractors of a Borrower that have been asserted or instituted against such Borrower, or to the Borrower’s actual knowledge after due inquiry any Employee Plan.

Section 5.16       Liens. Schedule 5.16 sets forth a complete and accurate list as of the date hereof of all Liens on the property or assets of any Loan Party, showing as of the date hereof the lienholder thereof and the property or assets of such Loan Party subject thereto.

Section 5.17       Good Title. Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, its tangible personal property and assets free and clear of all Liens other than Liens permitted by the Loan Documents. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty excepted.

Section 5.18       Investment Company Act. No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.19       Equity Interests.

(a)               Schedule 5.19(a) sets forth, in each case (i) each Person that holds any Equity Interests in a Borrower and or any Subsidiary of a Borrower, and (ii) the number or percentage, as applicable, of the issued and outstanding Equity Interests of each Borrower and each Subsidiary of a Borrower held by each Person that holds any Equity Interests in a Borrower and or any Subsidiary of a Borrower. No Borrower holds any Equity Interests in any other Person other than those disclosed on Schedule 5.19(a).

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(b)               Except as set forth on Schedule 5.19(b), there are no outstanding subscriptions, options, warrants, calls, rights, or other agreements or commitments (other than Equity Interest options granted to employees or directors and directors’ qualifying Equity Interests) relating to any Equity Interest of a Borrower or any Subsidiary, except as created by the Loan Documents.

(c)               All of the outstanding Equity Interests in each Borrower and each Subsidiary have been validly issued, are fully paid and non-assessable, and are owned by a Loan Party free and clear of all Liens except those created under the Loan Documents.

Section 5.20       Labor Matters. There are no strikes, lockouts, or other labor disputes pending or, to the actual knowledge after due inquiry of the Borrower, threatened against any Borrower. Hours worked by and wages paid to employees of each Loan Party have not violated the Fair Labor Standards Act or any other applicable Legal Requirement. All payments due in respect of employee health and welfare insurance from any Loan Party have been paid or properly accrued on the books of the relevant Loan Party.

Section 5.21       Accuracy of Information, Etc. Each Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject as of the Closing Date, and all other matters known to it as of the Closing Date, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate, or statement furnished by or on behalf of any Borrower to the Lender, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained, any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading. The Projections included in such materials are based upon good faith estimates and assumptions believed by the Borrowers to be reasonable at the time made; it being recognized by the Lender that such Projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by the Projections may differ from such projected results and such differences may be material.

Section 5.22       Security Documents.

(a)               The Security Agreement creates in favor of the Lender a legal, valid, continuing, and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in the Security Agreement Schedules.

(b)               Upon such filings and/or the obtaining of “control” (as defined in the Uniform Commercial Code), the Lender will have a perfected Lien on, and security interest in, to and under all right, title, and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording, or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the Uniform Commercial Code) or by obtaining control, under the Uniform Commercial Code (in effect on the date this representation is made) in each case prior and superior in right to any other Person, except for Liens permitted under Section 7.02.

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Section 5.23       Solvency. Each Borrower is, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, Solvent.

Section 5.24       OFAC and Other Regulations.

(a)               No Borrower, or, to the actual knowledge after due inquiry of each Borrower, any of its respective officers, directors, brokers, or agents of such Loan Party: (i) has violated any Anti-Corruption Laws; or (ii) has engaged in any transaction, investment, undertaking, or activity that conceals the identity, source, or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)               No Borrower or, to the actual knowledge after due inquiry of each Borrower, any of its respective officers, directors, brokers, or agents of such Borrower, that is acting or benefiting in any capacity in connection with the Loans is a Blocked Person.

(c)               No Borrower or, to the actual knowledge after due inquiry of each Borrower, any of the Affiliates or respective officers, directors, brokers, or agents of such Loan Party, Subsidiary, or Affiliate acting or benefiting in any capacity in connection with the Loans: (i) conducts any business or engages in making or receiving any contribution of goods, services, or money to or for the benefit of any Blocked Person; (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Corruption Law; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption Law.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Loans or any other amounts payable to the Lender hereunder or under any other Loan Document have not been paid in full, the Borrowers shall, and shall cause their Subsidiaries to (except that, in the case of the covenants set forth in Section 6.01, Section 6.02, and Section 6.03, the Administrative Borrower shall furnish all applicable materials to the Lender):

Section 6.01       Financial Statements. Furnish to the Lender:

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(a)               As soon as available, but in any event within 90 days after the end of each fiscal year of the Borrowers, a copy of (i) the unaudited consolidated balance sheet of the Borrowers as at the end of such year and the related unaudited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, and (ii) the annual audit report of Guarantor and its Subsidiaries for such year including a copy of the audited consolidated balance sheet of Guarantor and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with an opinion as to such audit report of BF Borgers CPA PC or other independent certified public accountants of nationally recognized standing which does not contain a “going concern” or similar qualification or exception, or qualification arising out of the scope of the audit; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Administrative Borrower shall also provide a reconciliation of such financial statements to GAAP; and

(b)               As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrowers, a copy of (i) the unaudited consolidated balance sheet of the Borrowers as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, and (ii) the unaudited consolidated balance sheet of Guarantor and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, in both cases, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)               As soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of the Borrowers, a copy of (i) the unaudited consolidated balance sheets of the Borrowers as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, and (ii) the unaudited consolidated balance sheets of Guarantor and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, in both cases, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

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Section 6.02       Certificates; Other Information. Furnish the following to the Lender:

(a)               As soon as available, but in any event (i) within 90 days after the end of each fiscal year of the Borrowers, forecasts prepared by the management of the Borrowers, in a form reasonably satisfactory to the Lender, of projected consolidated balance sheets, income statements, statements of cash flows, projected changes in financial position, and a description of the underlying assumptions applicable thereto, and as soon as available, significant revisions, if any, of such forecast with respect to such fiscal year (the “Projections”), which Projections shall in each case be accompanied by a certificate of the Responsible Officer stating that such Projections are based on reasonable estimates, information, and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect and (ii) within 45 days after the end of each fiscal quarter of the Borrowers, a narrative discussion and analysis of the financial condition and results of operations of the Borrowers and their Subsidiaries for such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(b)               On the same dates as delivery of the quarterly and annual financial statements in Section 6.01(a) and Section 6.01(b), a compliance certificate in the form attached hereto as Exhibit D (the “Compliance Certificate”) from a Responsible Officer of the Administrative Borrower:

(i)                 containing all information and calculations necessary for determining compliance by the Loan Parties with the provisions of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrowers, as the case may be; and

(ii)              stating that, except as noted in any schedules to such Compliance Certificate, the representations and warranties made by the Borrowers contained in Article V of this Agreement and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto remain true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date); and

(iii)            stating that each Loan Party during such period has observed and performed all of the covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed, or satisfied by it, and that such officer has not obtained any knowledge of any Default or Event of Default except as specified in such Compliance Certificate; and

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(iv)             attaching confirmation that there have been no changes to the information contained in each of the Security Agreement Schedules delivered on the Closing Date or the date of the most recently updated Security Agreement Schedules delivered pursuant to this clause (iii) and/or attaching an updated Security Agreement Schedules identifying any such changes to the information contained therein;

(c)               Promptly, and in any event within 30 days thereafter, to the extent not previously disclosed to the Lender, a description of any change in the jurisdiction of organization of any Loan Party;

(d)               [Reserved].;

(e)               Promptly after the same are sent, copies of any statement or report sent to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan agreement, or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section;

(f)                Promptly upon receipt of the same, copies of all notices, requests, and other documents received by any Loan Party under or pursuant to any Material Contract or instrument, indenture, or loan agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect, and such information and reports regarding Material Contracts and such instruments, indentures, and loan agreements as the Lender may request from time to time; and

(g)               As soon as available, and in any event within 30 days after the end of each fiscal year, a report summarizing the insurance coverage (specifying type, amount, and carrier) in effect for the Borrowers and containing such additional information as the Lender may reasonably specify; and

(h)               Such other information respecting the business, condition (financial or otherwise), operations, performance, properties, or prospects of any Loan Party as the Lender may from time to time reasonably request.

Section 6.03       Notices.

(a)               Promptly, and in any event within three (3) Business Days, give notice to the Lender of:

(i)                 The occurrence of any Default or Event of Default;

(ii)              Any (i) default or event of default under any Material Contract of any Borrower or (ii) litigation, investigation, or proceeding that may exist at any time between any Loan Party and any Governmental Authority other than, in respect of clause (ii), routine inquiries by any Governmental Authority;

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(iii)            Any litigation or proceeding affecting any Loan Party (i) in which the amount involved is at least $250,000 and not covered in full by insurance, or (ii) which relates to any Loan Document;

(iv)             The occurrence of any Environmental Action against or of any noncompliance by any Loan Party with any Environmental Law or relevant permit;

(v)               Any loss, damage or destruction in excess of $1,000,000 of any of the Collateral to the extent not covered by insurance;

(vi)             Any notices of default that any Borrower receives or delivers in connection with any real property leased by a Borrower that is subject to a Collateral Access Agreement; and

(vii)          Any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

(b)               Promptly give notice to Lender of, and in any event within ten (10) Business Days any Borrower or any of its ERISA Affiliates obtaining actual knowledge, of:

(i)                 the occurrence of any Reportable Event with respect to any Employee Plan, a failure to make any required contribution to an Employee Plan, the creation of any Lien in favor of the PBGC or any Multiemployer Plan; or

(ii)              the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization, or Insolvency of, any Employee Plan.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Administrative Borrower setting forth reasonable details, as available, of the occurrence referred to therein.

Section 6.04       Maintenance of Existence; Compliance.

(a)               (i) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (ii) take all reasonable action to maintain all rights, licenses, privileges, and franchises necessary for the conduct of its business (including each Required License), except, in each case, as otherwise permitted under this Agreement.

(b)               Comply in all material respects with all Legal Requirements, and the terms of each Required License. Ensure that all products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, promoted, sold or marketed by or on behalf of any Borrower or any of its direct or indirect Subsidiaries that are subject to the jurisdiction of any Governmental Authority shall be designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, promoted, sold and marketed in compliance in all material respects with all Legal Requirements.

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(c)               Pay in full before delinquency or before the expiration of any extension period, all Taxes imposed upon any Borrower or any of its Subsidiaries or any property of any Borrower or any of its Subsidiaries, except Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

Section 6.05       Performance of Material Contracts. Perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms.

Section 6.06       Maintenance of Property; Insurance.

(a)               Maintain and preserve all of its property necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)               Maintain insurance with respect to its property and business (including without limitation, comprehensive general liability, hazard, rent, worker’s compensation, property and casualty, and, except with respect to dispensaries, business interruption insurance) with financially sound and reputable insurance companies that are not Affiliates of any Borrower, in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business.

(c)               All insurance policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Secured Parties, as their interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lender’s interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with (other than with respect to director and officer policies) the loss payable and additional insured endorsement in favor of the Collateral Agent for the benefit of the Secured Parties, as their respective interests may appear, and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ (10 days’ in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Borrower or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Borrower and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

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Section 6.07       Inspection of Property; Books and Records; Discussions.

(a)               Keep proper books of records and accounts, in which full, true, and correct entries in conformity with GAAP and all Legal Requirements shall be made of all dealings and transactions and assets in relation to its business and activities.

(b)               Permit the Lender and the Collateral Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, on reasonable notice, and as often as may reasonably be desired by the Lender or Collateral Agent, and to discuss its business operations, properties, and financial and other condition with its officers and employees and its independent certified public accountants; provided that any discussion with such independent certified public accountants shall only be in the presence (either live or telephonically) of a representative of the Borrowers.

(c)               Promptly, and in any event within ten Business Days, provide such other information concerning the condition or operations (financial or otherwise) of any Borrower as the Lender may from time to time may reasonably request.

Section 6.08       Environmental Laws. Obtain, comply and maintain in all material respects, with all applicable Environmental Laws, and any and all licenses, approvals, notifications, registrations, or permits required by applicable Environmental Laws.

Section 6.09       Use of Proceeds. Use the proceeds of the Loans to finance the acquisition of assets of the Borrowers in the ordinary course of business, including the purchase of inventory and equipment, to finance Capital Expenditures of the Borrowers, and for general corporate purposes of the Borrowers, in each case to the extent not prohibited under any Legal Requirement or the Loan Documents.

Section 6.10       Additional Borrowers. With respect to any new Subsidiary created or acquired after the Closing Date by any Borrower, the Borrowers shall cause such Subsidiary to, promptly, and in any event within 30 days of the creation or acquisition of such Subsidiary:

(a)               execute and deliver to the Lender, a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower;

(b)               execute and deliver to the Collateral Agent, a joinder to the Security Agreement, as provided in the Security Agreement, together with such documents as may be required for such Subsidiary to comply with the Security Agreement, including updated Security Agreement Schedules;

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(c)               execute and deliver to the Lender (as applicable), such other agreements, instruments, approvals or other documents reasonably requested by the Lender (including Collateral Access Agreements in the same manner as required by Section 6.13) in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by the Security Agreement or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations (other than to the extent such property or assets are excluded pursuant to the terms of the Security Agreement), including the filing of UCC-1 financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Lender or Collateral Agent;

(d)               execute, as applicable, and deliver to the Lender those documents and other deliverables required of the Borrowers at the Closing Date pursuant to Section 4.01(a) and Section 4.01(d); and

(e)               if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

Section 6.11       Financial Covenants. So long as any principal of or interest on the Loan or any other Obligation (whether or not due) shall remain unpaid, the Borrowers shall cause the following to be true:

(a)               Liquidity. On the last day of each calendar quarter have at least Three Million Dollars ($3,000,000.00), in the aggregate, on deposit in Deposit Accounts that are subject to Deposit Account Control Agreements (as defined in the Security Agreement).

(b)               Fixed Charge Coverage Ratio. Commencing on the one-year anniversary of the Closing Date and thereafter so long as any principal of or interest on the Loan or any other Obligation (whether or not due) shall remain unpaid, maintain a Consolidated Fixed Charge Coverage Ratio as of the last day of each Reference Period of no less than 1.3.

Section 6.12       Lender Meetings. Upon the request of the Lender (which request, in the first calendar year following the Closing Date, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each calendar quarter and thereafter shall not be made more than once during each calendar year), participate in a meeting with the Lender telephonically, virtually, or at the Borrowers’ corporate offices (or at such other location as may be agreed to by the Administrative Borrower and the Lender) at such time as may be agreed to by the Administrative Borrower and the Lender.

Section 6.13       Landlord Collateral Access Agreements. At any time any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Borrower (whether such real property is now existing or acquired after the Closing Date) which is not owned by a Borrower, or is stored on the premises of a bailee, warehouseman, or similar party, obtain a Collateral Access Agreement in form and substance reasonably satisfactory to the Collateral Agent.

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Section 6.14       Anti-Corruption Laws.

(a)               Maintain policies and procedures designed to promote compliance by each Borrower and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws.

(b)               Comply in all material respects with all applicable Anti-Corruption Laws.

(c)               Neither Borrowers nor, to the actual knowledge after due inquiry of any Borrower, any director, officer, employee or any Person acting on behalf of any Borrower will engage in any activity that would breach any Anti-Corruption Law.

(d)               Promptly notify the Lender of any action, suit or investigations by any court or Governmental Authority in relation to an alleged breach of the Anti-Corruption Law.

(e)                Not directly or indirectly use, lend or contribute the proceeds of any Loan for any purpose that would breach any Anti-Corruption Law.

(f)                In order to comply with the “know your customer/borrower” requirements of the Anti-Corruption Laws, promptly provide to the Lender upon its reasonable request from time to time (A) information relating to individuals and entities affiliated with any Borrower that maintain a business relationship with the Lender, and (B) such identifying information and documentation as may be available for such Borrower in order to enable the Lender to comply with Anti-Corruption Laws.

Section 6.15       Restricted Cash Reserve. Upon the Closing Date, the Borrowers shall set aside and maintain, an amount of Restricted Cash equal to two (2) quarters of interest payments due to Lender under this Agreement (the “Restricted Cash Reserve”). The Borrowers shall use the Restricted Cash Reserve to pay the first two (2) interest payments due to Lender under this Agreement, as and when due in accordance with this Agreement. Immediately following the payment of the second interest payment to the Lender, Borrowers shall have no obligation to replenish or maintain the Restricted Cash Reserve and such requirement shall be deemed satisfied in full.

Section 6.16       Further Assurances. Promptly upon the request of the Lender:

(a)               Correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

(b)               Do, execute, acknowledge, deliver, record, re-record, file, re-file, register, and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances, and other instruments as the Lender may require from time to time in order to:

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(i)                 carry out the purposes of the Loan Documents;

(ii)              to the fullest extent permitted by applicable law, subject any Borrower’s properties, assets, rights, or interests to the Liens now or hereafter intended to be covered by the Security Agreement and the other Loan Documents;

(iii)            perfect and maintain the validity, effectiveness and priority of the Liens intended to be created under the Security Agreement and the other Loan Documents; and

(iv)             assure, convey, grant, assign, transfer, preserve, protect, and confirm to the Lender, the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instruments executed in connection with any Loan Document to which any Loan Party is or is to be a party.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Loans or any other amounts payable to the Lender hereunder or under any other Loan Document have not been paid in full, the Borrowers shall not, and shall not permit their Subsidiaries to:

Section 7.01       Limitation on Debt. Create, incur, assume, permit to exist, or otherwise become liable with respect to any Debt, except:

(a)               Debt of any Borrower existing or arising under this Agreement and any other Loan Document;

(b)               Debt of any Borrower owed to another Borrower;

(c)               Debt incurred to finance the acquisition, construction, or improvement of fixed or capital assets (including Capital Lease Obligations) secured by a Lien permitted under Section 7.02(g); provided that (i) such Debt is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) such Debt when incurred shall not exceed the purchase price or the construction costs of the asset financed, and (iii) the aggregate principal amount of Debt permitted by this Section 7.01(c), shall not exceed $500,000 in the aggregate at any time outstanding;

(d)               Debt existing on the date hereof and listed on Schedule 7.1(d) and any refinancings, modifications, renewals, and extensions of any such Debt; provided that (i) the principal amount of such Debt shall not be increased from the principal amount outstanding at the time of such refinancing, modification, renewal, or extension, and (ii) the maturity of such Debt shall not be shortened, and (iii) the terms relating to collateral (if any) and subordination (if any) of any such refinancing, modification, renewing, or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are not less favorable in any material respect to the Borrowers or the Lender than the terms of any agreement or instrument governing the Debt being so refinanced, modified, renewed, or extended;

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(e)               Debt of any Person that becomes a Borrower after the date hereof; provided that (i) such Debt exists at the time such Person becomes a Borrower and is not created in contemplation of, or in connection with, such Person becoming a Borrower, and (ii) the aggregate principal amount of Debt permitted by this Section 7.01(e) shall not exceed $500,000 at any time outstanding;

(f)                Guaranty Obligations incurred in the ordinary course of business by any Borrower of obligations of any other Borrower;

(g)               current liabilities incurred in the ordinary course of business including as incurred through the obtaining of credit and for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services (excluding for the avoidance of doubt merchant cash advances or any sale of receivables);

(h)               Debt incurred by any Borrower arising from agreements providing for earn-outs, indemnification or from guaranties or letters of credit, surety bonds, performance bonds or other contingent obligations securing the performance of such Borrower pursuant to such agreements, permitted dispositions of any business, assets of a Borrower or any of its Subsidiaries;

(i)                 Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(j)                 non-recourse Debt incurred by a Borrower to finance the payment of insurance premiums of that Borrower;

(k)               Debt to any Person providing workers’ compensation, health, or disability insurance or other employee benefits or property, casualty, or liability insurance to the Loan Parties incurred in connection with that Person’s providing those benefits or that insurance pursuant to customary reimbursement or indemnification obligations to that Person;

(l)                 Debt of any Borrower owed to an Affiliate of such Borrower incurred in the ordinary course of business consistent with such Borrower’s historical Affiliate transactions; and

(m)             Other Debt of the Borrowers in an aggregate principal amount not to exceed $1,000,000 at any time; provided that none of such Debt may be secured.

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Section 7.02       Limitation on Liens. Create, incur, assume, or permit to exist any Lien on any property or assets (including Equity Interests of any Borrower or any of a Borrower) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:

(a)               Liens created pursuant to or arising under any Loan Document;

(b)               Liens imposed by law for taxes, assessments, or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained in accordance with GAAP on the books of the applicable Person;

(c)               Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, and other similar Liens imposed by law, arising in the ordinary course of business, and securing obligations that are not overdue by more than 90 days or that are being contested in good faith and by appropriate proceedings diligently conducted;

(d)               Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens rights or set-off or similar rights;

(e)               Pledges and deposits and other Liens (i) made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty, or liability insurance to a Borrower or another Borrower;

(f)                Liens (including deposits) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of like nature, in each case in the ordinary course of business;

(g)               Easements, zoning restrictions, rights-of-way, minor defects or irregularities in title, and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not material in amount and which do not materially detract from the value of the affected property or interfere materially with the ordinary conduct of business of a Borrower or any of its Subsidiaries;

(h)               Liens on fixed or capital assets acquired, constructed, or improved by any Borrower after the date hereof; provided that (i) such security interests secure Debt permitted by Section 7.01(c), (ii) such Liens and the Debt secured thereby are incurred prior to or within 180 days of such acquisition or the completion of such construction or improvement, (iii) such Liens shall not apply to any other property or assets of any Borrower, and (iv) the amount of Debt initially secured thereby is not more than 100% of the purchase price or construction or improvement cost of such fixed or capital asset;

(i)                 Liens in existence as of the date hereof which are listed on Schedule 7.02(i), securing Debt permitted by Section 7.01(d), and any renewals, modifications, replacements, and extensions of such Liens; provided that (i) the aggregate principal amount of the Debt secured by such Liens does not increase from that amount outstanding at the time of any such renewal, modification, replacement, or extension and (ii) any such renewal, modification, replacement, or extension does not encumber any additional assets or properties of any Borrower;

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(j)                 To the extent such transactions create a Lien thereunder, liens in favor of lessors securing operating leases or sale and leaseback transactions, in each case to the extent such operating leases or sale and leaseback transactions are permitted under the terms of this Agreement;

(k)               Any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Lien existing on any property or asset of any Person that becomes a Subsidiary of the Borrower at the time such Person becomes a Subsidiary of the Borrower; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Borrower, as the case may be, (ii) such Lien shall apply to the same category, type, and scope of assets, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Borrower, as the case may be, and any refinancing, refunding, extension, renewal, or replacement thereof that does not increase the outstanding principal amount thereof plus any accrued interest, premium, fee, and reasonable and documented out-of-pocket expenses payable in connection with any such refinancing, refunding, extension, renewal, or replacement;

(l)                 Judgment or other similar Liens in connection with legal proceedings in an aggregate principal amount up to $500,000 which, whether immediately or with the passage of time (i) do not give rise to an Event of Default under Section 8.01(g) and (ii) are being contested in good faith by appropriate proceedings diligently conducted;

(m)             Liens upon assets of the Borrowers or any of their Subsidiaries subject to Capital Lease Obligations to the extent such Capital Lease Obligations are permitted by Section 7.01; provided that (i) such Liens only serve to secure the payment of Debt arising under such Capital Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capital Lease Obligation does not encumber any other asset of the Borrower or any of its Subsidiaries;

(n)               Liens arising from precautionary Uniform Commercial Code financing statement filings solely as a precautionary measure in connection with operating leases or consignment of goods;

(o)               non-exclusive licenses of patents, trademarks and other intellectual property rights granted by any Loan Parties in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Loan Parties; and

(p)               Any other Liens on property not otherwise permitted by this Section 7.02 so long as neither (i) the aggregate principal amount of the Debt and other obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $500,000 at any time outstanding.

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Section 7.03       Mergers; Nature of Business.

(a)               Merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, any Borrower may merge into any other Borrower.

(b)               Engage in any business other than businesses of the type conducted by the Borrowers on the date hereof and businesses reasonably related thereto.

Section 7.04       Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise), or capital contribution to, or purchase, hold, or acquire any Equity Interests, bonds, notes, debentures, or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)               Investments in cash and Cash Equivalents;

(b)               Investments existing on the date hereof and listed on Schedule 7.04(b);

(c)               Guarantees permitted by Section 7.01;

(d)               Loans and advances to officers, directors, or employees of any Borrower in the ordinary course of business (including for travel, entertainment, and relocation expenses (but not to purchase or repurchase Equity Interests) in an aggregate amount not to exceed $200,000 at any time outstanding;

(e)               Investments by any Borrower of, in, or to another Borrower or an Affiliate of Borrower; provided, that such Investments in an Affiliate of a Borrower are incurred in such Borrower’s ordinary course of business;

(f)                Extensions of trade credit in the ordinary course of business (including any instrument evidencing the same and any instrument, security, or other asset acquired through bona fide collection efforts with respect to the same);

(g)               Investments constituting Permitted Acquisitions;

(h)               the ownership by a Borrower or any of its Subsidiaries of the equity interests of any of their respective Subsidiaries, including Subsidiaries established or created after the Closing Date in compliance with all applicable terms of this Agreement;

(i)                 Investments (i) in any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (ii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries and (iii) capital stock of trade creditors or customers that are received in settlement of bona fide disputes;

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(j)                 Investments consisting of Restricted Payments permitted to be made by Section 7.07;

(k)               prepaid expenses and deposits for lease obligations or in connection with the provision of goods or services, in each case incurred in the ordinary course of business;

(l)                 accounts created and trade debt extended in the ordinary course of business; and

(m)             In addition to Investments otherwise expressly permitted by this Section 7.04, Investments by the Borrowers in an aggregate amount (valued at cost) not to exceed $500,000 during the term of this Agreement.

Section 7.05       Limitation on Dispositions. Dispose of any of its property, whether now owned or hereafter acquired, or issue or sell any Equity Interests to any Person, except:

(a)               The sale or Disposition of machinery and equipment no longer used or useful in the business of any Borrower;

(b)               The Disposition of obsolete or worn-out property in the ordinary course of business;

(c)               The sale of inventory and immaterial assets, in each case in the ordinary course of business;

(d)               The sale or issuance of any Borrower’s Equity Interests to any Loan Party;

(e)               Dispositions resulting from any taking or condemnation of any Property of the Borrower or any Subsidiary by any Governmental Authority or any assets subject to a casualty;

(f)                Any Disposition in connection with a sale and leaseback permitted pursuant to Section 7.06;

(g)               Dispositions of other property in any fiscal year of the Borrowers, so long as such property, together with all other property Disposed of during such fiscal year, shall have a fair market value not exceeding $500,000;

(h)               the Purplebee’s Disposition;

(i)                 licensing, on a non-exclusive basis, intellectual property rights in the ordinary course of business;

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(j)                 leasing or subleasing assets in the ordinary course of business;

(k)               (i) the lapse of intellectual property of a Borrower to the extent not economically desirable in the conduct of its business or (ii) the abandonment of intellectual property rights in the ordinary course of business so long as such lapse is not adverse to the interests of the Lenders;

(l)                 any involuntary loss, damage or destruction of property;

(m)             Dispositions of cash and cash equivalents in the ordinary course of business;

(n)               the sale or discount, in each case without recourse and in the ordinary course of business, by any Loan Party of accounts receivable or notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and dispositions of any securities received in any such bankruptcy or reorganization;

(o)               Dispositions of any property or assets to an Affiliate of any Borrower; provided, that such Disposition to an Affiliate of a Borrower occur in such Borrower’s ordinary course of business; and

(p)               settlement of disputes.

Section 7.06       Limitation on Sales and Leasebacks. Enter into any arrangement with any Person whereby a Borrower shall sell or otherwise transfer any property owned by such Borrower to (a) such Person and thereafter rent or lease such Property from such Person or (b) any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of such Borrower.

Section 7.07       Limitation on Restricted Payments. Make, either directly or indirectly, whether in cash, property, or in obligations of any Borrower, (w) any payment on, or declare or pay any dividend with respect to, or make any payment on account of, any Equity Interests of any Borrower, whether now or hereafter outstanding; (x) any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Borrower, now or hereafter outstanding; (y) any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Borrower, now or hereafter outstanding; or (z) any payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Borrower) pursuant to any management, consulting, monitoring, advisory or other services agreement to any holder of any Equity Interests of any Borrower or any of their Affiliates (collectively, “Restricted Payments”), except that:

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(a)               The Borrowers may declare and pay dividends and make other distributions and payments with respect to its Equity Interests if payable solely in its Equity Interests;

(b)               The Borrowers may purchase or otherwise acquire Equity Interests in any Subsidiary of the Borrowers using additional shares of their Equity Interests;

(c)               The Borrowers may (i) make repurchases or redemptions of their Equity Interests (x) in connection with the exercise of stock options or restricted stock awards if such Equity Interests represent all or a portion of the exercise price thereof or (y) deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers, or employees of the Borrower or any Subsidiary under any stock option plan or other benefit plan or agreement for directors, officers, and employees of the Borrower and the Subsidiaries to cover withholding tax obligations of such Persons in respect of such issuance, and (ii) make other Restricted Payments, not exceeding $100,000 in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers, and employees of the Borrower and the Subsidiaries;

(d)               The Borrowers may make Restricted Payments (i) to pay franchise taxes and other fees, Taxes (other than income Taxes), and expenses required to maintain its corporate existence, (ii) to pay federal and state income Taxes then due and owing by its equity holders, and (iii) to pay customary salary, bonus, severance and other benefits payable to officers, directors and employees of a Borrower to the extent such salaries, bonuses, severance payments and other benefits are attributable to the ownership or operation of such Borrower;

(e)               The Borrower may make Restricted Payments to an Affiliate of Borrower to repay, in whole or in party, any Debt permitted pursuant to Section 7.01(l); and

(f)                So long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make other Restricted Payments not otherwise permitted by this Section 7.07 in an amount not to exceed $500,000 during the term of this Agreement.

Section 7.08       Limitation on Prepayments of Debt and Amendments of Debt Instruments.

(a)               Make or offer to make any optional or voluntary payment or prepayment on or redemption, defeasance, or purchase of any amounts (whether principal or interest) payable under any Debt which is subordinated in right of payment or collection to the obligations of the Borrowers pursuant to the Loan Documents; provided, that the Borrower’s shall be permitted to make any optional or voluntary payment or prepayment on or redemption, defeasance, or purchase of any amounts (whether principal or interest) payable under any Debt permitted pursuant to Section 7.01(l).

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(b)               Amend, modify, waive, or otherwise change, or consent or agree to any amendment, modification, waiver, or other change to any of the terms of any Debt that is subordinated in right of payment or collection to the obligations of the Borrowers pursuant to the Loan Documents, other than any amendment, modification, waiver, or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee.

Section 7.09       Limitation on Transactions With Affiliates. Excluding any transaction between a Borrower and an Affiliate consistent with such Borrower’s ordinary course intercompany cash management procedures and as otherwise permitted by this Article VII, enter into, renew, extend or be a party to any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind), or the payment of any management, advisory, or similar fees, with any Affiliate unless such transaction is:

(a)               Otherwise permitted by the terms of this Agreement;

(b)               In the ordinary course of business of the relevant Borrower(s);

(c)               On fair and reasonable terms no less favorable to the relevant Borrower(s) than those that would have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person; and

(d)               that are disclosed in reasonable detail to the Lender prior to the consummation thereof, if such transaction(s) involve one or more payments by the Borrowers in excess of $250,000 for any single transaction or series of related transactions.

Section 7.10       Limitation on Restrictive Agreements. Enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of any Borrower to:

(a)               Make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Debt owed to, the Borrower or any other Subsidiary of the Borrower;

(b)               Make loans or advances to, or Investments in, the other Borrowers or any other Subsidiary of any Borrower; and

(c)               Transfer any of its assets to another Borrower or any other Subsidiary of a Borrower, except for such encumbrances or restrictions (i) existing under the Loan Documents and (ii) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary.

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Section 7.11       Foreign Subsidiaries. Create, maintain, or hold any Equity Securities in any Foreign Subsidiary.

Section 7.12       Limitation on Amendments of Material Contracts and Organizational Documents. Amend, supplement, or otherwise modify (pursuant to a waiver or otherwise):

(a)               a Borrower’s Organizational Documents; or

(b)               The terms and conditions of any Material Contract;

in each case, in any respect materially adverse to the interests of the Lender, without the Lender’s prior written consent.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.01       Events of Default. Each of the following events or conditions shall constitute an “Event of Default” (whether it shall be voluntary or involuntary or come about or be affected by any Legal Requirement or otherwise):

(a)               the Borrowers fail to pay (x) any interest on any Loan or any Collateral Agent Advance, or any fee or other amount payable hereunder or under any other Loan Document when due and such failure remains unremedied for a period of five (5) days or (y) any principal of any Loan when due, whether at stated maturity, by acceleration, by mandatory prepayment, or otherwise;

(b)               any representation, warranty, certification, or other statement of fact made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder or in any certificate, document, report, financial statement, or other document furnished by or on behalf of any Loan Party under or in connection with this Agreement or any other Loan Document, proves to have been false or misleading in any material respect (or in any respect if such representation, warranty, certification or other statement of fact is qualified or modified as to materiality or material adverse effect or a similar materiality limitation in the text thereof) on or as of the date made or deemed made;

(c)               any (i) Borrower fails to perform or observe any covenant, term, condition, or agreement contained in Section 6.03, Section 6.04(a), Section 6.09, Section 6.10, Section 6.11, Section 6.14, or ARTICLE VII or (ii) Borrower fails to perform or observe any covenant, term, condition, or agreement contained in Section 6.01 or Section 6.02, and such failure, if capable of being remedied, shall remain unremedied for 10 Business Days;

(d)               any Borrower fails to perform or observe any other covenant, term, condition, or agreement contained in this Agreement or any other Loan Document (other than as provided in subsections (a) through (c) of this Section 8.01) and such failure continues unremedied for a period of 30 days after written notice to the Administrative Borrower from the Lender;

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(e)               Any Loan Party:

(i)                 fails to pay any principal or interest in respect of any Debt (including any Guaranty Obligation, but excluding any Debt outstanding under this Agreement) when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

(ii)              fails to perform or observe any other covenant, term, condition, or agreement relating to any such Debt or contained in any instrument or agreement evidencing or relating thereto, or any other event occurs or condition exists, the effect of which failure or other event or condition causes the holder or beneficiary of such Debt (or a trustee or agent on behalf of such holder or beneficiary), with the giving of notice, if required, to declare such Debt to become due prior to its stated maturity (or, in the case of any such Debt constituting a Guaranty Obligation, to become payable); or any such Debt is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or as a mandatory prepayment), purchased, or defeased, or an offer to prepay, redeem, purchase, or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;

provided that, a default, event, or condition described in clause (i) or (ii) of this subsection (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events, or conditions of the type described in clauses (i) and (ii) of this subsection (e) has occurred and is continuing with respect to Debt the outstanding principal amount of which exceeds in the aggregate $1,000,000;

(f)

(i)                 Any Loan Party (x) commences any case, proceeding, or other action under any existing or future Debtor Relief Law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets or (y) makes a general assignment for the benefit of its creditors;

(ii)              there is commenced against any Loan Party in a court of competent jurisdiction any case, proceeding, or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged, unstayed, or unbonded for 30 days;

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(iii)            there is commenced against any Loan Party any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, stayed, or bonded pending appeal within 30 days from the entry thereof;

(iv)             any Loan Party is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due; or

(v)               any Loan Party takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above;

(g)               any Borrower or any Subsidiary of a Borrower is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever (other than as a result of any change arising in connection with global health conditions (including the presence or spread of the virus SARS-Co-V-2 or the disease COVID-19 caused by such virus (as each of the virus and disease have been identified by the World Health Organization or any future strains or variations or mutations thereof))), all or any material part of its business for more than 15 days;

(h)               any material damage to, or loss, theft or destruction of, any Collateral (not paid or fully covered by insurance as to which the relevant insurance company has been notified and has not denied coverage), or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 30 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Borrower;

(i)                 one or more judgments or decrees is entered against any Borrower by a court of competent jurisdiction involving, in the aggregate, a liability (not paid or fully covered by insurance as to which the relevant insurance company has been notified and has not denied coverage) in an amount in excess of $1,000,000 and all such judgments or decrees have not been vacated, discharged, stayed, or bonded pending appeal within 30 days from the entry thereof;

(j)                 the Security Agreement ceases for any reason to be valid, binding, and in full force and effect or any Lien created by the Security Agreement shall fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Collateral Agent and the Lender on any Collateral purported to be covered thereby;

(k)

(i)                 any material provision of any Loan Document ceases for any reason to be valid, binding, and in full force and effect, other than as expressly permitted hereunder or thereunder;

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(ii)              any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or

(iii)            any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations) or purports to revoke, terminate, or rescind any provision of any Loan Document;

(l)                 any Change of Control occurs with respect to any Borrower;

(m)             any Borrower loses a Required License; and

(n)               there occurs in the reasonable judgment of the Lender a Material Adverse Effect (other than as a result of any change arising in connection with global health conditions (including the presence or spread of the virus SARS-Co-V-2 or the disease COVID-19 caused by such virus (as each of the virus and disease have been identified by the World Health Organization or any future strains or variations or mutations thereof))).

Section 8.02       Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then:

(a)               if such event is an Event of Default specified in subsection (f) above with respect to any Borrower, the Loans (with accrued interest thereon) and all fees (including the Prepayment Fee) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable;

(b)               if such event is an Event of Default (other than an Event of Default under Section 8.01(f)), any or all of the following actions may be taken:

(i)                 the Lender may, by notice to the Administrative Borrower and Collateral Agent, declare the Loans (with accrued interest thereon) and all fees (including the Prepayment Fee) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and

(ii)              the Lender may exercise all rights and remedies available to it under the Security Agreement and any other Loan Document.

ARTICLE IX
MISCELLANEOUS

Section 9.01       Notices. Notices to any party shall be in writing and shall be delivered personally, by certified mail return receipt requested, by nationally-recognized overnight delivery service, by facsimile, or email addressed to the parties at the addresses set forth below or otherwise designated in writing as set forth in this Section 9.01:

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If to the Borrowers:

Mesa Organics Ltd.

c/o Medicine Man Technologies, Inc.

4880 Havana Street, Suite 201

Denver, CO 80239

Attention: General Counsel

E-mail:        dan@schwazze.com

With a copy to (which shall not constitute notice):

Brownstein Hyatt Farber Schreck, LLP

410 17th Street, Suite 2200

Denver, CO 80202

Attention: Adam J. Agron

Email: aagron@bhfs.com

If to the Lender:

SHWZ Altmore LLC

1751 Pinnacle Drive, Suite 1000

Tysons, VA 22102

Attention: Patrick Kim

Email: patrick@altmorecap.com

With a copy to (which shall not constitute notice):

Offit Kurman, P.A.

7501 Wisconsin Ave., Suite 1000W

Bethesda, MD 20814

Attention: Brent Salmons

Email: bsalmons@offitkurman.com

If to the Collateral Agent:

GGG Partners, LLC

3155 Roswell Road NE, Suite 120

Atlanta, GA 30328

Attention Richard B. Gaudet

Email: rgaudet@gggmgt.com

Any communication hereunder will be deemed given and effective (a) when actually received, in the case of hand delivery, (b) the next Business Day in the case of an overnight delivery service, (c) three (3) Business Days in the case of certified mail return receipt requested, (d) when sent and received, as evidenced by a transmission report from sender’s facsimile machine, in the case of facsimile transmission, and (e) on the date sent by email of a PDF document if sent before 5:00 pm local time of the recipient, and on the next Business Day if sent at or after 5:00 pm local time of the recipient, provided in such case that such sent email is kept on file (whether electronically or otherwise) by the sender and the sender does not receive a genuine automatically generated message from the recipient’s email server that such email could not be delivered; provided, further that in the case of notices sent via email related to a Default or an Event of Default, a cure period or which are otherwise material, such email notice shall only be effective if the underlying notice contained in such email is sent the same day via overnight delivery service.

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Section 9.02       Amendments and Waivers.

(a)               No failure to exercise and no delay in exercising, on the part of the Lender or Collateral Agent, any right, remedy, power, or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall comply with paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)               Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Administrative Borrower, the Lender, and the Collateral Agent; or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

Section 9.03       Expenses; Indemnity; Damage Waiver.

(a)               The Borrowers shall pay, on demand:

(i)                 all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges, and disbursements of counsel for the Lender (including the allocated costs of internal counsel for the Lender) in connection with the preparation, negotiation, execution, delivery, and administration of the Loan Documents and any amendments, waivers, or other modifications of the provisions of any Loan Document (whether or not the transactions contemplated by the Loan Documents are consummated), provided that, upon the funding of the Closing Date Term Loan, the legal fees incurred prior to and in connection with the making of the Closing Date Term Loan shall be capped at $150,000.00 and the deposit of $45,000.00 previously delivered by the Borrowers to the Lender shall be credited against such legal fees; and

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(ii)              all expenses incurred by the Lender and/or Collateral Agent, including the reasonable fees, charges, and disbursements of any counsel for the Lender and Collateral Agent, (including the reasonable allocated costs for any internal counsel for the Lender or Collateral Agent), in connection with the enforcement or protection of its rights (i) in connection with the Loan Documents, including its rights under this Section 9.03 or (ii) in connection with the Loans issued under this Agreement, including all such out-of-pocket expenses incurred in connection with any restructuring, workout, or negotiations in respect of the Loan Documents or such Loans.

(b)               The Borrowers agree to indemnify and hold harmless the Collateral Agent and Lender and each of its Related Parties (each, an “Indemnified Party”) from and against, any and all claims, damages, losses, liabilities, other any Excluded Damages, and related expenses (including the reasonable fees, charges, and expenses of a single outside counsel for any Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrowers or any other Loan Party) other than such Indemnified Party and its Related Parties arising out of, in connection with, or by reason of:

(i)                 the execution or delivery of any Loan Document or any agreement or instrument contemplated in any Loan Document, the performance by the parties thereto of their respective obligations under any Loan Document, or the consummation of the transactions contemplated by the Loan Documents;

(ii)              any Loan or the actual or proposed use of the proceeds therefrom;

(iii)            any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrowers or any of their Subsidiaries, or any Environmental Liability related to any Borrower or any of their Subsidiaries in any way; or

(iv)             any actual or prospective claim, investigation, litigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by any Borrowers or any other Loan Party, and regardless of whether any Indemnified Party is a party thereto;

provided that, such indemnity shall not be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities, or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (B) result from a claim brought by any Borrower or any other Loan Party against any Indemnified Party for breach in bad faith of such Indemnified Party’s obligations under any Loan Document, if a court of competent jurisdiction has rendered a final and non-appealable judgment in favor of such Borrower or such Loan Party on such claim. This Section 9.03 shall only apply to Taxes that represent losses, claims, damages, or similar charges arising from a non-Tax claim.

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(c)               The Borrowers agree, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any Indemnified Party, for Excluded Damages, as opposed to actual or direct damages, resulting from this Agreement or any other Loan Document or arising out of such Indemnified Party’s activities in connection herewith or therewith (whether before or after the Closing Date).

(d)               All amounts due under Section 9.03 shall be payable not later than 10 Business Days after demand is made for payment by the Lender.

(e)               The Indemnified Parties agree that neither they nor any of their Subsidiaries will settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification or contribution could be sought under Section 9.03 (whether or not any Indemnified Party is an actual or potential party to such claim, action, or proceeding) without the prior written consent of the applicable Borrower (whose consent will not be unreasonably withheld, conditioned or delayed).

(f)                To the extent not precluded by a conflict of interest, the Indemnified Parties and the Borrowers, shall endeavor to work cooperatively to mitigate the legal and other expenses associated with pending or threatened claims, actions, or proceedings in respect of which indemnification or contribution could be sought under Section 9.03.

Section 9.04       Successors and Assigns.

(a)               The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

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(b)               The Lender may, at any time, without the consent of any Borrower, assign to one or more Eligible Assignees (as defined below) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it). For purposes of this Agreement, “Eligible Assignee” means any Person other than a natural Person that is (i) an Affiliate of the Lender, (ii) a commercial bank, insurance company, investment or mutual fund, or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act), or (iii) a corporate entity that possesses financial sophistication and standing similar to that of the Lender. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11 and Section 9.03). Each Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c)               The Lender may, at any time, without the consent of any Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) each Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that, such Participant (A) agrees to be subject to the provisions of Section 2.11 and Section 2.07 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.11 with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. The Lender shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)               To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were the Lender, as long as such Participant agrees to be subject to Section 2.07 as though it were the Lender.

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Section 9.05       Survival. All covenants, agreements, representations, and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.11, and ARTICLE IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the termination of this Agreement or any provision hereof.

Section 9.06       Integration; Effectiveness; Counterparts.

(a)               This Agreement, the other Loan Documents, the Fee Letters, and any other separate letter agreements with respect to fees payable to the Lender or Collateral Agent constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect to the subject matter hereof.

(b)               Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic PDF format shall be effective as delivery of a manually executed counterpart of this Agreement. Each facsimile of any genuine signature shall be deemed enforceable to the same extent as an original signature. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, provided that notwithstanding anything contained herein to the contrary, the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; and provided, further, the Lender reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Agreement or any other Loan Document, and each Borrower agrees to promptly deliver such manually executed counterpart signature pages.

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(c)               Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof executed by each Borrower and the Collateral Agent.

Section 9.07       Severability. If any term or provision of any Loan Document is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision thereof or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the applicable Loan Document so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.08       Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without prior notice to the Administrative Borrower, any such notice being expressly waived by the Administrative Borrower, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Party against any and all of the obligations of the Borrowers now or hereafter existing under the Loan Documents to the Lender or its Affiliates, whether direct or indirect, absolute or contingent, matured or unmatured, and irrespective of whether or not the Lender or any Affiliate shall have made any demand under the Loan Documents and although such obligations of such Loan Party are owed to a branch, office, or Affiliate of the Lender different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness. The Lender agrees to notify the Administrative Borrower promptly after any such set off and appropriation and application; provided that the failure to give such notice shall not affect the validity of such set off and appropriation and application.

Section 9.09       Governing Law; Jurisdiction; Consent to Service of Process.

(a)               This Agreement and the other Loan Documents and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

(b)               Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against the Lender or any of its Related Parties in any way relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, in any forum other than the courts of the State of Delaware sitting in New Castle County, and of the United States District Court of the District of Delaware, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation, or proceeding may be brought in any such Delaware state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

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(c)               Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any such court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)               Each Loan Party, Lender and Collateral Agent irrevocably consents to the service of process in the manner provided for notices in Section 9.01 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.10       Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE, OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.12       Confidentiality.

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(a)               The Lender and the Collateral Agent agree to maintain the confidentiality of all non-public information received from any Borrower or any other Loan Party relating to a Loan Party or any of its Subsidiaries or their respective businesses; provided that, in the case of information received from any Borrower or any Loan Party after the date hereof, such information is clearly identified at the time of delivery as being confidential information (the “Confidential Information”), except that Confidential Information may be disclosed: (i) to its Affiliates and its Related Parties in connection with the administration of this Agreement and the preservation, exercise, or enforcement of the rights of the Lender under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority); (iii) to the extent required by any Legal Requirement or regulations or by any subpoena, court order, or similar legal process; (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action, or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder; (iv) to (x) any actual or potential assignee, transferee, or participant in connection with the assignment or transfer by the Lender of any Loans or any participations therein or (y) any actual or prospective party (or its Related Parties) to any swap, derivative, or other transaction under which payments are to be made by reference to any Borrower or any other Loan Party or any Subsidiary or any of their respective obligations, this Agreement or payments hereunder; provided that, any such potential assignee, transferee, participant, swap counterparty, or advisor is advised of, and agrees to be bound by, the provisions of this Section; (vi) with the consent of the Administrative Borrower; or (vii) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) is available to the Lender on a non-confidential basis prior to disclosure by any Borrower, or (z) becomes available to the Lender or any of its Affiliates on a non-confidential basis from a source other than a Borrower or any other Loan Party.

(b)               Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

Section 9.13       Anti-Corruption Information. The Lender hereby notifies each Loan Party that pursuant to the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), Lender may be required to obtain, verify, and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the Beneficial Ownership Regulation, and each Borrower agrees to provide, or cause the other Loan Parties to provide, such information from time to time to the Lender.

Section 9.14       Purplebee’s Disposition.

(a)               The Borrowers shall have the right but not the obligation to complete the Purplebee’s Disposition within two hundred and seventy (270) days of the Closing Date. No less than ten (10) Business Days prior to the proposed closing date for the Purplebee’s Disposition (the “Purplebee’s Disposition Closing Date”), the Borrowers shall provide the Lender and the Collateral Agent with copies of the Purplebee’s Disposition Documentation and such documentation shall set forth in reasonable the Purplebee’s Assets subject to the Purplebee’s Disposition.

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(b)               The obligation of the Lender to complete the Purplebee’s Disposition and the closing actions set forth in Section 9.14(c) is subject to the satisfaction or the waiver by the Lender of the following conditions precedent:

(i)                 The Lender shall be reasonably satisfied that all of the Purplebee’s Assets have been transferred to an entity that will become a Borrower pursuant to the Purplebee’s Disposition;

(ii)              The Borrowers shall cause Purplebee’s Holdco and each of its Subsidiaries, if any, to be joined as a Borrower hereunder pursuant to and subject to the requirements for joinder set forth in Section 6.10;

(iii)            Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, as to any representation and warranty that is qualified by materiality or Material Adverse Effect, in all respects) on and as of the Purplebee’s Disposition Closing Date;

(iv)             No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Purplebee’s Disposition;

(v)               The Lender shall have received true, complete copies of the Purplebee’s Disposition Documents;

(vi)             All governmental and third party approvals necessary in connection with the Purplebee’s Disposition, the continuing operations of the Loan Parties and their Subsidiaries, and the transaction contemplated by the Purplebee’s Disposition shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on the Purplebee’s Disposition or any Borrower;

(vii)          The Borrowers shall reimburse the Lender and the Collateral Agent for their reasonable fees and expenses incurred in connection with the Purplebee’s Disposition; and

(viii)        The Lender shall have received the legal opinion of counsel to the Borrowers covering such matters incident to the addition of those entities becoming Borrowers under this Agreement and the other Loan Documents as the Lender may reasonably require.

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(c)               At the closing of the Purplebee’s Disposition:

(i)                 The Borrowers shall appoint a replacement Administrative Borrower;

(ii)              the Collateral Agent shall cause: (A) the Mesa Organics Borrowers to cease to be Loan Parties hereunder and be released from any and all Obligations under this Agreement and any other Loan Document and (B) the Mesa Organics Collateral to be released from the lien granted in favor of the Collateral Agent pursuant to the Security Agreement; and

(iii)            the Collateral Agent shall take the actions contemplated by Section 3.02(b) to evidence the release of the Mesa Borrowers as Loan Parties hereunder and the Mesa Organics Collateral.

[ Signature Page Follows ]

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BORROWERS:

SCG HOLDING, LLC

By: Medicine Man Technologies, Inc.

Its: Sole Member

By: /s/ Justin Dye

Name:  Justin Dye

Title:      Chief Executive Officer

PBS HOLDCO LLC

By: Medicine Man Technologies, Inc.

Its: Manager

By: /s/ Justin Dye

Name:  Justin Dye

Title:      Chief Executive Officer

MESA ORGANICS LTD.

By: Medicine Man Technologies, Inc.

Its: Manager

By: /s/ Justin Dye

Name:  Justin Dye

Title:      Chief Executive Officer

MESA ORGANICS II LTD

By: Mesa Organics Ltd.

Its: Sole Member

By: Medicine Man Technologies, Inc.

Its: Manager

By: /s/ Justin Dye

Name:  Justin Dye

Title:      Chief Executive Officer

[ Signature Page to Loan Agreement – Borrowers ]

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MESA ORGANICS III LTD

By: Mesa Organics Ltd.

Its: Sole Member

By: Medicine Man Technologies, Inc.

Its: Manager

By: /s/ Justin Dye

Name:  Justin Dye

Title:      Chief Executive Officer

MESA ORGANICS IV LTD

By: Mesa Organics Ltd.

Its: Sole Member

By: Medicine Man Technologies, Inc.

Its: Manager

By: /s/ Justin Dye

Name:  Justin Dye

Title:      Chief Executive Officer

[ Signature Page to Loan Agreement – Borrowers ]

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LENDER:

SHWZ Altmore, LLC

By: /s/ Hyung-Jin Patrick Kim

Name: Hyung-Jin Patrick Kim

Title: Manager

[ Signature Page to Loan Agreement – Lender ]

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COLLATERAL AGENT:

GGG Partners, LLC

By: /s/ Katie Goodman

Name: Katie Goodman

Title: Managing Member

[ Signature Page to Loan Agreement – Collateral Agent ]

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EXHIBIT A TO LOAN AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder Agreement”), dated as of ___________ ____, 20___ (the “Joinder Effective Date”), is delivered pursuant to that Loan Agreement, dated February 26, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Mesa Organics Ltd., a Colorado limited liability company (“Purplebee’s”), Mesa Organics II Ltd., a Colorado limited liability company, Mesa Organics III Ltd., a Colorado limited liability company, Mesa Organics III Ltd., a Colorado limited liability company, SCG Holding, LLC, a Colorado limited liability company, and PBS HoldCo LLC, a Colorado limited liability company (together with each Person that joins this Agreement as a borrower, each a “Borrower” and collectively, the “Borrowers”), SHWZ Altmore, LLC, a Delaware limited liability company (the “Lender”), and GGG Partners, LLC, a Georgia limited liability company (together with its successors and assigns in such capacity, the “Collateral Agent”).

The undersigned Person (“New Borrower”) has agreed to execute this Joinder Agreement to become a “Borrower” under the Loan Agreement and for the other purposes set forth herein.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Collateral Agent, Lender, Borrowers, and New Borrower agree as follows:

1.       Definitions. Capitalized terms used herein have the meanings assigned to those terms in the Loan Agreement, unless otherwise defined herein. As of the Joinder Effective Date, each reference in the Loan Agreement to “this Joinder Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Loan Agreement, as supplemented by this Joinder Agreement.

2.       Joinder to the Loan Agreement and Intercompany Subordination Agreement.

(a)       By its execution and delivery of this Joinder Agreement, New Borrower (i) agrees that, as of the Joinder Effective Date, it is a party to the Loan Agreement as a “Borrower” under the Loan Agreement with the same force and effect as if originally named therein as a “Borrower,” (ii) covenants with the Collateral Agent and Lender that it will observe and perform the terms and provisions of the Loan Agreement to the same extent as if it were an original party thereto, and (iii) confirms that it has received a copy of the Loan Agreement. The parties hereto agree that each reference in the Loan Agreement and the other Loan Documents to “Borrower,” “Borrowers,” or terms of similar import shall be deemed to include New Borrower.

(b)       Reference is made to that certain Intercompany Subordination Agreement dated February 26, 2021 (as at any time amended, restated, supplemented or otherwise modified, the “Subordination Agreement”), among the Obligors (as defined in the Subordination Agreement) and the Collateral Agent. By its execution and delivery of this Joinder Agreement, New Borrower hereby (i) agrees that, as of the Joinder Effective Date, it is a party to the Subordination Agreement as an “Obligor” under (and as such term is defined in) the Subordination Agreement with the same force and effect as if originally named therein as an “Obligor,” (ii) covenants with the Collateral Agent that it will observe and perform the terms and provisions of the Subordination Agreement to the same extent as if it were an original party thereto, and (iii) confirms that it has received a copy of the Subordination Agreement. The parties hereto agree that each reference in the Subordination Agreement to an “Obligor” or terms of similar import shall be deemed to include New Borrower.

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3.  Administrative Borrower; Joint and Several Liability. In accordance with the Loan Agreement, including Section 3.01 of the Loan Agreement, New Borrower agrees that, as of the Joinder Effective Date, it shall be jointly and severally liable in its capacity as a Borrower for the Loan and any and all other Obligations, each as further set forth in the Loan Agreement. New Borrower hereby consents to the appointment of the Administrative Borrower for all purposes under the Loan Agreement, including as set forth in {Section 2.13} of the Loan Agreement.

4.       Representations and Warranties. New Borrower hereby makes the following representations and warranties to the Collateral Agent and Lender, which representations and warranties shall survive the delivery of this Joinder Agreement:

(a)  Authorization of Agreements. New Borrower is duly authorized to execute, deliver and perform its obligations under this Joinder Agreement and each other Loan Document to which it is a party, and the execution, delivery and performance of such agreements have been duly authorized by all necessary action, and do not (i) require any consent or approval of any holders of Equity Interests of New Borrower, other than those already obtained, (ii) contravene the Organizational Documents of New Borrower, (iii) cause a default under any Contract to which New Borrower is a party, or (iv) result in or require the imposition of any Lien (other than Permitted Liens) on any Collateral owned or used by New Borrower. This Joinder Agreement and each other agreement contemplated hereby to which New Borrower is a party is a legal, valid and binding obligation of New Borrower, enforceable in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws generally.

(b)        No Defaults; Restatement of Representations and Warranties. After giving effect to this Joinder Agreement (i) no Default or Event of Default exists on the Joinder Effective Date with respect to New Borrower, and (ii) all of the representations and warranties made by the Borrowers, including New Borrower, in the Loan Agreement are true and correct with respect to New Borrower on and as of the Joinder Effective Date to the same extent as though made by New Borrower on and as of the Joinder Effective Date.

5.       No Novation. Except as otherwise expressly provided in this Joinder Agreement, nothing herein shall be deemed to modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Joinder Agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

6.  Incorporation. Sections 6.16 (Further Assurances), 9.06(a) (Integration), 9.06(b) (Counterparts), 9.07 (Severability), and 9.09 (Governing Law; Jurisdiction; Consent to Service of Process) of the Loan Agreement is incorporated by reference herein mutatis mutandis.

[ Signature Page Follows ]

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IN WITNESS WHEREOF, the undersigned New Borrower has executed this Joinder Agreement as of the Joinder Effective Date first written above.

NEW BORROWER:

{NEW BORROWER},

a {STATE ENTITY TYPE}

By: ________________________________

Name:

Title:

SEEN AND AGREED:

COLLATERAL AGENT:

GGG Partners, LLC

By: __________________________________

Name:

Title:

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EXHIBIT B TO LOAN AGREEMENT

WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT, OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SUCH ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A FINRA REGISTERED BROKER/DEALER OR OTHER LOAN OR FINANCING ARRANGEMENT WITH AN “ACCREDITED INVESTOR” SECURED BY THE SECURITIES.

MEDICINE MAN TECHNOLOGIES, INC.

Warrant To Purchase Common Stock

Warrant No.: LEN-1

Number of Shares of Common Stock: 1,500,000

Date of Issuance: February 26, 2021 (“Issuance Date”)

Medicine Man Technologies, Inc., a Nevada corporation d/b/a Schwazze (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SHWZ ALTMORE, LLC, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the date hereof, but not after 11:59 p.m., New York time, on the Expiration Date, 1,500,000 fully paid nonassessable shares of Common Stock, all subject to adjustment as provided herein (the “Warrant Shares” and, together with this Warrant (as defined below), collectively, the “Securities”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Stock (including any Warrants to purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 14. This Warrant is one of the Warrants to purchase Common Stock (the “Loan Warrants”) issued pursuant to Section 4.01(b) of the Loan Agreement, dated as of February 26, 2021, by and among the Company, as guarantor, the borrowers party thereto, the collateral agent, and SHWZ Altmore, LLC, a Delaware limited liability company, as lender (as amended, the “Loan Agreement”).

1.	EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder at any time or times on or after the Issuance Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in, at the option of the Holder as expressed in the Exericse Notice, either (x) cash by wire transfer of immediately available funds or (y) payment in accordance with Section 1(e) below. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof. On or before the first Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third Trading Day following the date on which the Company has received the Exercise Notice and the Aggregate Exercise Price, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the Warrant Shares are subject to an effective resale registration statement in favor of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with

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DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the Warrant Shares are not subject to an effective resale registration statement in favor of the Holder, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any. Upon delivery of the Exercise Notice and the Aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 5(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance and similar taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $2.50 per share, subject to adjustment as provided herein.

(c) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with the terms of this Warrant.

(d) Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding (the “Required Reserve Amount” and the failure to have such sufficient number of authorized and unreserved shares of Common Stock, an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the Securities and Exchange Commission an Information Statement on Schedule 14C.

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(e) Cashless Exercise. The Holder may elect to pay the Exercise Price by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the date of the Exercise Notice equal to the Aggregate Exercise Price. In the event of any withholding of Warrant Shares pursuant to this Section 1(e) where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) the Fair Market Value per Warrant Share as of the date of the Exercise Notice.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant, with the prior written consent of the Required Holders, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(b) Adjustment Upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(c) Adjustment Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company's assets to another Person or (v) other similar transaction, in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 2 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 2(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 2(c), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 1 instead of giving effect to the provisions contained in this Section 2(c) with respect to this Warrant.

3. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Loan Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Loan Warrants, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Loan Warrants then outstanding.

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4. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. The Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

5. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 5(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 5(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 5(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 5(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Loan Warrants for fractional Warrant Shares shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 5(a) or Section 5(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights, terms and conditions as this Warrant.

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6. REPRESENTATIONS AND WARRANTIES OF THE HOLDER. As of the Issuance Date and upon delivery of each Exercise Notice, the Holder represents and warrants to the Company as follows:

(a) No Public Sale or Distribution. The Holder is acquiring this Warrant, and when issued in accordance with the terms of this Warrant, the Warrant Shares, in the ordinary course of its business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “Securities Act”). The Holder does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(b) Holder Status and Experience. The Holder is, and on each date on which the Holder acquires any Warrant Shares it will be, an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. The Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Securities, and has so evaluated the merits and risks of such investment. The Holder is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(c) Information. The Holder and its advisors, if any, have been furnished with all materials relating to the business finances and operations of the Company and materials relating to the offer and issuance of the Securities that have been requested by the Holder. The Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company and receive answers from the Company concerning the terms and conditions of the offering of the Securities, the merits of investing in the Securities and the business, finances and operations of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Holder or is advisors, if any, or its representatives shall modify, amend or affect the Holder’s right to rely on the Company’s representations and warranties contained herein. The Holder understands that its investment in the Securities involves a high degree of risk. The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(d) Transfer or Resale. The Holder understands that: (i) the Securities are “restricted securities” under applicable securities laws and have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Holder shall have delivered to the Company (if requested by the Company) an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Holder provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to assist the Holder to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account with a FINRA registered broker/dealer or other loan or financing arrangement with an accredited investor secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and if the Holder effects such a pledge of Securities it shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement. The Holder understands that the Warrant Shares shall bear such restrictive legend as required by the Company. THE HOLDER UNDERSTANDS THAT THE WARRANT SHARES WILL BE SUBJECT TO THE TERMS AND PROVISIONS OF (A) THE ARTICLES OF INCORPORATION OF THE COMPANY, AS AMENDED FROM TIME TO TIME, INCLUDING, WITHOUT LIMITATION, THE CERTIFICATES OF DESIGNATION RELATING TO ALL SERIES OF PREFERRED STOCK, AND THE RELATIVE RIGHTS, PREFERENCES, RESTRICTIONS, DESIGNATIONS, QUALIFICATIONS AND PRIVILEGES SET FORTH THEREIN AND IMPOSED THEREON AND UPON THE HOLDERS THEREOF, AND (B) THE BYLAWS OF THE COMPANY, AS AMENDED FROM TIME TO TIME, INCLUDING, WITHOUT LIMITATION, A REDEMPTION RIGHT IN FAVOR OF THE COMPANY, TO ALL OF WHICH TERMS AND PROVISIONS THE HOLDER, BY ACCEPTANCE HEREOF, ASSENTS.

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(e) Reliance on Exemptions. The Holder understands that the Securities are being offered and issued to it in reliance on specific exemptions from the registration requirements of applicable securities laws and that the Company is relying in part upon the truth and accuracy of, and the Holder’s compliance with, the representations and warranties of the Holder set forth herein in order to determine the availability of such exemptions and eligibility of the Holder to acquire the Securities.

(f) Bad Actor. Neither the Holder, nor any of its directors, executive officers, general partners, managers, managing members or beneficial owners of 20% of the Holder’s outstanding voting equity securities, calculated on the basis of voting power, is subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) promulgated under the Securities Act (a “Disqualification Event”), except for a Disqualification Event (i) contemplated by Rule 506(d)(2) promulgated under the Securities Act, and (ii) a description of which has been furnished in writing to the Company before the date hereof.

(g) FINRA Lists. The Holder is not included in the list of entities barred by the Financial Industry Regulatory Authority.

(h) Blocked Persons and Sanctions. Neither the Holder nor any director, officer, employee, agent, affiliate or other Person associated with or acting on behalf of the Holder is, or is directly or indirectly owned or controlled by, a Person that is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as amended (commonly known as the “USA Patriot Act”), or any executive order, including, without limitation, Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, and the regulations promulgated pursuant thereto or currently the subject or the target of any sanctions administered or enforced, or any relevant lists maintained, by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Departments of State or Commerce and including, without limitation, the designation as a “Specially Designated National” or on the “Sectoral Sanctions Identifications List”, collectively “Blocked Persons”), the United Nations, the European Union, Her Majesty’s Treasury, the North Atlantic Treaty Organization, the Financial Action Task Force on Money Laundering of Organization for Economic Cooperation and Development, or any other relevant sanctions authority (collectively, “Sanctions Laws”); neither the Holder, nor any director, officer, employee, agent, affiliate or other Person associated with or acting on behalf of the Holder is located, organized or resident in a country or territory that is the subject or target of a comprehensive embargo or Sanctions Laws prohibiting trade with the country or territory, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); neither the Holder nor any director, officer, employee, agent, affiliate or other Person associated with or acting on behalf of the Holder, acting in any capacity in connection with the operations of the Holder, conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any applicable Sanctions Laws. The Holder has not knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions Laws or with any Sanctioned Country.

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(i)       Foreign Political Figure. Neither the Holder nor any of its directors, executive officers, general partners, managers, managing members or beneficial owners is a senior foreign political figure, any member of a senior foreign political figure’s immediate family or any close associate of a senior foreign political figure.

7. NOTICES.

(a)       Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9.01 of the Loan Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(b)       In the event:

(i) that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company's assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least 20 Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

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8. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant and the other Loan Warrants may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders and any amendment, waiver or action made in conformity with the provisions of this Section 8 shall be binding on all holders of Loan Warrants and the Company. The Holder acknowledges and agrees that by operation of this Section 8, the Required Holders will have the right and power to amend this Warrant and the other Loan Warrants, including, without limitation, the power to diminish or eliminate all rights of the Holder under this Warrant.

9. GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company and the Holder each hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and each hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company and the Holder each hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the respective address set forth in Section 9.01 of the Loan Agreement or otherwise designated in writing pursuant to Section 9.01 of the Loan Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE COMPANY AND THE HOLDER EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT.

10. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

11. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Loan Documents (as defined in the Loan Agreement), at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach.

88

12. TRANSFER. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company, subject to compliance with all applicable federal and state securities laws.

13. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

14. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b) “Common Stock” means (i) the Company’s shares of common stock, par value $0.001 per share, and (ii) any stock capital into which such Common Stock shall have been changed or any stock capital resulting from a reclassification, reorganization or reclassification of such Common Stock.

(c) “Expiration Date” means the date 60 months after the Issuance Date or, if such date falls on a day other than a Business Day or a Trading Day (such day, a “Holiday”), the next day that is not a Holiday.

(d) “Fair Market Value” means, as of any particular date, the arithmetic average over the 20 consecutive Trading Days ending on the Trading Day immediately prior to the day as of which “Fair Market Value” is being determined of, as applicable, (i) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (ii) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (iii) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the Principal Market; or (iv) if there have been no sales of the Common Stock on Principal Market on any such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the Princial Market at the end of such day. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the Principal Market or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined jointly by the Company and the Holder; provided, that if the Company and the Holder are unable to agree on the fair market value per share of the Common Stock within a reasonable period of time (not to exceed 20 days from the Company’s receipt of the Exercise Notice), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Company and the Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such firm shall be borne by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

89

(e) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(f) “Principal Market” means the OTCQX.

(g) “Required Holders” means the holders of the Loan Warrants representing at least a majority of the shares of Common Stock underlying all of the Loan Warrants then outstanding.

(h) “Trading Day” means any day on which the Common Stock is traded or qualified for quotation on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded or qualified for quotation.

[Signature Page Follows]

90

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

MEDICINE MAN TECHNOLOGIES, INC. By: ____________________ Name: Title:

91

EXHIBIT A

FORM OF EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK

MEDICINE MAN TECHNOLOGIES, INC.

The undersigned holder hereby exercises the right to purchase ____________ shares of Common Stock (“Warrant Shares”) of Medicine Man Technologies, Inc., a Nevada corporation d/b/a/ Schwazze (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Payment of Exercise Price. The holder shall pay the Aggregate Exercise Price in the sum of $__________________ to the Company in accordance with the terms of the Warrant. Payment is to be paid [ ] in cash or [ ] pursuant to Section 1(e) of the Warrant.

2. Delivery of Warrant Shares. The Company shall deliver to the holder ____________ Warrant Shares in accordance with the terms of the Warrant.

3. Representations and Warranties. The representations and warranties set forth in Section 6 of the Warrant are true and correct in all respects with the same effect as though such representations and warranties had been made as of the date of this Exercise Notice.

Please issue the Warrant Shares in the following name and to the following account:

Issue to:

Facsimile Number and Electronic Mail:

Authorization:

By:

Title:

Dated:

Broker Name:

Broker DTC #:

Broker Telephone #:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

92

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs the Transfer Agent to issue the above indicated number of shares of Common Stock.

MEDICINE MAN TECHNOLOGIES, INC. By: _________________________ Name: Title:

93

EXHIBIT C TO LOAN AGREEMENT

FORM OF LENDER NOTE

PROMISSORY NOTE

__________, 202_

FOR VALUE RECEIVED, each of the undersigned (each a “Borrower” and collectively, the “Borrowers”), hereby jointly and severally promise to pay to the order of SHWZ Altmore, LLC, a Delaware limited liability company or its registered assigns (the “Lender”), the principal amount of each Loan from time to time made by the Lender to the Borrowers under and in accordance with that certain Loan Agreement dated February 26, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrowers, the Lender, and GGG Partners, LLC, as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), together with interest at the Applicable Rate and if and when applicable the Default Rate, and all other Obligations, in each case at the times the dates provided in the Loan Agreement; provided that all principal and interest remaining unpaid under this Promissory Note (this “Promissory Note”) shall be payable in full on the Maturity Date, or such earlier date as may be required under the Loan Agreement. Terms used herein have the meanings assigned to those terms in the Loan Agreement, unless otherwise defined herein.

This Promissory Note is one of the Lender Notes referred to in, is executed and delivered pursuant to, and is entitled to the benefits of, the Loan Agreement, to which Loan Agreement reference is hereby made for a statement of the terms and conditions governing this Promissory Note, including, but not limited to the terms and conditions under which this Promissory Note may be prepaid or the Obligations accelerated or extended. The terms and conditions of the Loan Agreement are hereby incorporated in their entirety herein by reference as though fully set forth herein. This Promissory Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

All payments of principal and interest and other Obligations due to the Lender in respect of this Promissory Note shall be made to the Lender in lawful money of the United States of America in immediately available funds at the Payment Office for the account of the Lender in accordance with the terms of the Loan Agreement.

The transfer, sale or assignment of any rights under or interest or participations in this Promissory Note is subject to the restrictions contained in the Loan Agreement. Lender shall maintain the Borrowers’ Account in accordance with the Loan Agreement, relating to the amounts owed by Borrowers under this Promissory Note. The records of the Lender with respect to the Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Loans and other charges thereto and of payments applicable thereto. Lender shall maintain the Participant Register in accordance with the Loan Agreement.

Upon the occurrence of certain Events of Default as more particularly described in the Loan Agreement, the unpaid principal amount evidenced by this Promissory Note together with all accrued and unpaid interest and all other Obligations to the Lender, shall become, and upon the occurrence and during the continuance of certain other Events of Default, such sums may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

94

This Promissory Note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Promissory Note shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

The Borrowers, for themselves, and for each of their successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[ Signature Page Follows ]

95

IN WITNESS WHEREOF, the undersigned Borrowers have executed this Promissory Note as of the date first set forth above.

BORROWERS:

SCG Holding, LLC

By: __________________________

Name:

Title:

PBS HoldCo LLC

By: __________________________

Name:

Title:

Mesa Organics Ltd.

By: __________________________

Name:

Title:

Mesa Organics II Ltd

By: __________________________

Name:

Title:

Mesa Organics III Ltd

By: __________________________

Name:

Title:

Mesa Organics IV Ltd

By: __________________________

Name:

Title:

96

EXHIBIT D TO LOAN AGREEMENT

COMPLIANCE CERTIFICATE

The undersigned, [OFFICER’S NAME], [TITLE] of Medicine Man Technologies, Inc., a Nevada corporation, the Manager of Mesa Organics Ltd., a Colorado limited liability company (the “Administrative Borrower”), hereby certifies on behalf of the Borrowers, pursuant to Section 6.02(b) of the Loan Agreement, dated as of February 26, 2021 (the “Loan Agreement”), by and among the Administrative Borrower, Mesa Organics II Ltd., a Colorado limited liability company, Mesa Organics III Ltd., a Colorado limited liability company, Mesa Organics IV Ltd., a Colorado limited liability company, SCG Holding, LLC, a Colorado limited liability company, and PBS HoldCo LLC, a Colorado limited liability company (together with each Person that joins this Agreement as a borrower, each a “Borrower” and collectively, the “Borrowers”), SHWZ Altmore, LLC, a Delaware limited liability company (the “Lender”), and GGG Partners, LLC, a Georgia limited liability company (the “Collateral Agent”) that:

1.                  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2.                  Attached hereto and set forth in reasonable detail are computations evidencing compliance with the covenants contained in Section 6.11 of the Loan Agreement as of the date and for the period to which the financial statements delivered herewith relate. The information furnished in the calculations attached hereto was true, accurate, correct and complete as of the last day of such period and for such period, as the case may be.

3.                  I reviewed the Loan Agreement and the Loan Documents and have made or caused to be made such investigations as are necessary or appropriate for the purposes of this certificate and hereby certify that:

(a)               the quarterly financial statements of the Guarantor delivered to the Lender herewith fairly represent in all material respects the financial position of the Guarantor and its Subsidiaries, on a consolidated basis, as of the date hereof;

(b)               the quarterly financial statements of the Borrowers delivered to the Lender herewith fairly represent in all material respects the financial position of the Borrowers and their Subsidiaries, on a consolidated basis, as of the date hereof;

(c)               except as noted in any Schedules hereto, the representations and warranties made by the Borrowers contained in Article V of the Loan Agreement and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant thereto remain true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date);

(d)               each Loan Party during such period has observed and performed all of the covenants and other agreements, and satisfied every condition contained in the Loan Agreement and the other Loan Documents to which such Loan Party is a party to be observed, performed, or satisfied by it;

97

(e)               I have not obtained any knowledge of any Default or Event of Default, except as described in any Schedules hereto; and

(f)                [there have been no changes to the information contained in each of the Security Agreement Schedules delivered on the Closing Date or the date of the most recently updated Security Agreement Schedules delivered the Lender and Collateral Agent.] OR [attached hereto are updated Security Agreement Schedules identifying any changes to the information contained therein.]

[ Signature Page Follows ]

98

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate on behalf of the Administrative Borrower as of [_________ __], 20__.

MESA ORGANICS LTD.,

a Colorado limited liability company

By: MEDICINE MAN TECHNOLOGIES, INC.,

a Nevada corporation

Its: Manager

By: ___________________________

Name: ___________________________

Title: ___________________________

99

SCHEDULES

to

LOAN AGREEMENT

by and among

MESA ORGANICS LTD., MESA ORGANICS II LTD, MESA ORGANICS III LTD, MESA ORGANICS IV LTD,

SCG HOLDING, LLC, AND PBS HOLDCO LLC, and the Borrowers from time to time hereto

(as Borrowers)

and

MEDICINE MAN TECHNOLOGIES, INC.,

(as Guarantor)

and

SHWZ ALTMORE, LLC,

(as Lender)

and

GGG PARTNERS LLC,

(as Collateral Agent)

dated as of

February 26, 2021

100

SCHEDULES:

5.02	Power; Authorization; Enforceability
5.06	No Litigation
5.08	Property
5.09	Environmental Matters
5.10	Insurance
5.11	Material Contract
5.16	Liens
5.19	Equity Interests
7.01(d)	Existing Debt
7.02(i)	Existing Liens
7.04	Investments

101

Schedule 5.02

Power; Authorization; Enforceability

None.

102

Schedule 5.06

No Litigation

None.

103

Schedule 5.08

Real Property Leases

Lessor	Lessee	Lease Agreement	Street Address	Expiration Date
Parco Properties Ltd.	Mesa Organics, Ltd. (“Purplebee’s”)	Lease, dated as of April 20, 2020, by and between Parco Properties Ltd. and Mesa Organics, Ltd. (as amended by the First Amendment to Lease, dated as of August 11, 2020).	The approximately 0.5 acres of land and garage building located on Baxter Road adjacent to 30965 Hwy 50 East, Pueblo, CO.	April 19, 2025, with the option of two additional three year periods.
Parco Properties Ltd.	Purplebee’s	Lease, dated as of April 20, 2020, by and between Parco Properties Ltd. and Mesa Organics, Ltd. (as amended by the First Amendment to Lease, dated as of August 11, 2020).	30899 Hwy 50 East, Buildings A, B, C and D, Pueblo, CO.	April 19, 2025, with the option of two additional three year periods.
Parco Properties Ltd.	Purplebee’s	Lease, dated as of April 20, 2020, by and between Parco Properties Ltd. and Mesa Organics, Ltd. (as amended by the First Amendment to Lease, dated as of August 11, 2020).	The land and building located at 30965 Hwy 50 East, Pueblo, CO, containing approximately 2200 square feet.	April 19, 2025, with the option of two additional three year periods.
Parco Properties Ltd.	Mesa Organics II, Ltd.	Lease, dated as of April 20, 2020, by and between Parco Properties Ltd. and Mesa Organics II, Ltd.	611 E. 6th Street, Building A, containing approximately 1,584 square feet, Ordway, CO.	April 19, 2025, with the option of two additional three year periods.
Parco Properties Ltd.	Mesa Organics III, Ltd.	Lease, dated as of April 20, 2020, by and between Parco Properties Ltd. and Mesa Organics III, Ltd.	The approximately 1,512 square foot premises in the southwest corner of the approximately 13,000 square foot building, 1315 Elm Avenue, Rocky Ford, CO.	April 19, 2025, with the option of two additional three year periods.
Parco Properties Ltd.	Mesa Organics IV, Ltd.	Lease, dated as of April 20, 2020, by and between Parco Properties Ltd. and Mesa Organics IV, Ltd.	420 Bent Avenue, Las Animas, CO.	April 19, 2025, with the option of two additional three year periods.

104

Schedule 5.09

Environmental Matters

None.

105

Schedule 5.10

Insurance

1st Named Insured	Coverage	Insurance Company	Policy #	Policy Term	Policy Limits	Total Cost (Bound)
Medicine Man Technologies, Inc dba Schwazze; Mesa Organics Ltd. dba Mesa Organics/Purplebee's, Mesa Organics II Ltd dba Purplebees: Mesa Organics III Ltd: Mesa Organics IV Ltd	Primary Property	Dorchester Insurance Company, Ltd.	CNMP00000002-01	7/6/2019 - 5/1/2021	Business Personal Property, Goods in Process, Completed Stock:
Per Schedule of Locations on File
Total Insured Values @ Inception (Excluding BI):  $5,726,000
Business Personal Property $3,126,000
Goods in Process $800,000
Completed Stock $1,800,000
Transit
Not Blanket Limits

Business Income including Extra Expense:
Per Schedule of Locations on File
Total Insured Values @ Inception: $12,000,000
Not Blanket Limits

25% Minimum Earned Premium
Theft Exclusion (all locations)
Protective Safeguard - Automatic Burglary Alarm (all locations)
					Limitations on Coverage for Roof Surfacing - Cosmetic damage to roof surfaces caused by wind and/or hail	$55,218.30

106

1st Named Insured	Coverage	Insurance Company	Policy #	Policy Term	Policy Limits	Total Cost (Bound)
Medicine Man Technologies, Inc, dba Schwazze SUCCESS NUTRIENTS INC Mesa Organics Ltd. dba Mesa Organics/Purplebee's, Mesa Organics II Ltd dba Purplebees: Mesa Organics III Ltd: Mesa Organics IV Ltd	General Liability Inc. Products Liability	Admiral Insurance Company ”.	CA000038781-01	6/22/2020 - 5/1/2021	$1,000,000 Each Occurrence
$2,000,000 Aggregate
$2,000,000 Products Aggregate
$300,000 Damage to Premises
$1,000,000 Personal & Advertising Injury
Medical Payments - No Coverage

$1,000,000 Employee Benefits Liability - Each Claim
$2,000,000 Employee Benefits Liability - Aggregate
Employee Benefits Retroactive Date - 1/29/2019 Inception 6/22/2020

Cannabis Budtender Professional Liability
$100,000 Each Claim
$100,000 Aggregate

Vaporizing Device Sub-Limits
$1,000,000 Each Occurrence (Included in Occurrence Limit)
$1,000,000 Aggregate (included in Aggregate Limit)

Vaporizing Cartridge Sub-Limits
$1,000,000 Each Occurrence (Included in Occurrence Limit)
$2,000,000 Aggregate (included in Aggregate Limit)

Vaporizing Device and Vaporizing Cartridge Aggregate Sub-Limit
$2,000,000 Aggregate (included in Aggregate Limit)

Retroactive Date: 1/29/2019
Limitation of Coverage to Operations in Colorado
					Minimum Premium - 25%	$31,048.32

107

Medicine Man Technologies Inc; Success Nutrients, Inc.dba Schwazze	Property (Real Property)	Canopius US Insurance, Inc.	SCPPI15302350-00	4/20/2020 - 4/20/2021	Location: 4880 Havana St, Suite 201, Denver, CO 80239 Business Personal Property: $50,000 Replacement Cost 80% Coinsurance	$1,413.16
Medicine Man Technologies, Inc.	Directors & Officers Liability	Indian Harbor Insurance Company	ELU168556-20	6/28/2020 - 6/28/2021	$2,000,000 Aggregate Minimum Earned Premium 25% Extended Reporting Period 200% of Premium	$432,600.00
Medicine Man Technologies Inc. Schwazze, Inc. Omnibus Named Insured	Crime	Berkley Insurance Company	BCCR-45003938-20	6/22/2020 - 6/28/2021	$1,000,000 Employee Theft $1,000,000 Forgery or Alteration $1,000,000 Inside Theft of Money & Securities $1,000,000 Inside - Robbey or Safe Burglary of Other Property $1,000,000 Outside the Premises $1,000,000 Computer and Funds Transfer Fraud $1,000,000 Money Orders and Counterfeit Money Territory - Worldwide Acquired Entities Automatic Coverage 15% of Total Assets Include All Non-Compensated Officers as Employees Include Designated Persons as Employees - Employees on Military Leave of Absence Knowledge of Prior Theft > $10,000 Notice of Cancellation 90 days Tax Compensation Coverage	$22,500.00

108

Medicine Man Technologies, Inc. dba Schwazze	Cyber	Indian Harbor Insurance Company	MTP9041014-00	4/27/2020 - 5/1/2021	$1,000,000 Combined Policy Aggregate
$1,000,000 Media - Retroactive Date: 04/27/2020
$1,000,000 Privavy and Cyber Security - Full Prior Acts
$1,000,000 Privacy Regulatory Defense, Awards and Fines - Full Prior Acts
$500,000 PCI DSS Coverage - Full Prior Acts
$1,000,000 Business Interruption Extra Expense including Voluntary Shutdown
$1,000,000 System Failure Business Income / Extra Expense
$1,000,000 Dependent Business Interruption Extra Expense $1,000,000
$500,000 Dependent Business Interruption System Failure
$1,000,000 Data Recovery
$1,000,000 Cyber-Extortion and Ransomware
$1,000,000 Data Breach Response and Crisis Management Coverage
$250,000 Consequential Reputational Loss - Period of Indemnity 6 Months w/2 Week Waiting
$1,000,000 Bricking
$100,000 Utility Fraud
$100,000 Social Engineering Financial Fraud

GDPR and CCPA Endorsement
Amened Subsidiary Threshold - 20% Gross Revenue
Reliance of Application

$33,737.65
Medicine Man Technologies, Inc dba Schwazze. and all Subsidiaries	Business Travel Accident	Berkley Life & Health Insurance Company	BTAL019200017401	6/22/2020 - 5/1/2021	Maximum Benefit: $10,000,000 24 Hour Business and Pleasure Per Covered Accident (non-Colorado Employees) $1,000,000 24 Hour Business Travel Only Per Covered Accident (all other Employees excluding Truck Drivers & Delivery Personnel) $250,000 Full Occupational Coverage Per Covered Accident (Full Occupational Coverage) $25,000	$5,691.00

109

Medicine Man Technologies, Inc. dba Schwazze	Cyber	Indian Harbor Insurance Company	MTP9041014-00	4/27/2020 - 5/1/2021	$1,000,000 Combined Policy Aggregate
$1,000,000 Media - Retroactive Date: 04/27/2020
$1,000,000 Privavy and Cyber Security - Full Prior Acts
$1,000,000 Privacy Regulatory Defense, Awards and Fines - Full Prior Acts
$500,000 PCI DSS Coverage - Full Prior Acts
$1,000,000 Business Interruption Extra Expense including Voluntary Shutdown
$1,000,000 System Failure Business Income / Extra Expense
$1,000,000 Dependent Business Interruption Extra Expense $1,000,000
$500,000 Dependent Business Interruption System Failure
$1,000,000 Data Recovery
$1,000,000 Cyber-Extortion and Ransomware
$1,000,000 Data Breach Response and Crisis Management Coverage
$250,000 Consequential Reputational Loss - Period of Indemnity 6 Months w/2 Week Waiting
$1,000,000 Bricking
$100,000 Utility Fraud
$100,000 Social Engineering Financial Fraud

GDPR and CCPA Endorsement
Amened Subsidiary Threshold - 20% Gross Revenue
Reliance of Application

$33,737.65
Medicine Man Technologies, Inc dba Schwazze. and all Subsidiaries	Business Travel Accident	Berkley Life & Health Insurance Company	BTAL019200017401	6/22/2020 - 5/1/2021	Maximum Benefit: $10,000,000 24 Hour Business and Pleasure Per Covered Accident (non-Colorado Employees) $1,000,000 24 Hour Business Travel Only Per Covered Accident (all other Employees excluding Truck Drivers & Delivery Personnel) $250,000 Full Occupational Coverage Per Covered Accident (Full Occupational Coverage) $25,000	$5,691.00

110

Schedule 5.11

Material Contracts

1. Master Supply Agreement, dated as of February 10, 2020, by and between Mesa Organics Ltd. and THChocolate LLC.

111

Schedule 5.16

Liens

Loan Party	Lienholder	Encumbered Assets
Medicine Man Technologies, Inc., a Nevada corporation	Eplus Technology, Inc.	Information technology equipment (purchase money security)
	Dye Capital & Company, LLC	All assets / blanket lien

112

Schedule 5.19

Equity Interests

(a)

Mesa Organics Ltd. (“Purplebee’s”)
Member	Membership Interests
Medicine Man Technologies, Inc., a Nevada corporation (“Schwazze”)	100%

PBS HoldCo LLC
Member	Membership Interests
Schwazze	100%

Mesa Organics II Ltd.
Member	Membership Interests
Purplebee’s	100%

Mesa Organics III Ltd.
Member	Membership Interests
Purplebee’s	100%

Mesa Organics IV Ltd.
Member	Membership Interests
Purplebee’s	100%

SCG Holding, LLC
Member	Membership Interests
Schwazze	100%

(b)

None.

113

Schedule 7.01(d)

Existing Debt

None.

114

Schedule 7.02(i)

Existing Liens

None.

115

Schedule 7.04

Investments(b)

1. Purplebee’s owns 100% of the membership interests of Mesa Organics II Ltd.

2. Purplebee’s owns 100% of the membership interests of Mesa Organics III Ltd.

3. Purplebee’s owns 100% of the membership interests of Mesa Organics IV Ltd.

116